Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CELLULAR DYNAMICS INTERNATIONAL, INC.

at

$16.50 Net Per Share

by

BADGER ACQUISITION CORPORATION

a wholly owned indirect subsidiary of

FUJIFILM HOLDINGS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM,

NEW YORK CITY TIME, ON APRIL 30, 2015 UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to an Agreement and Plan of Merger, dated as of March 30, 2015 (the “Merger Agreement”), by and among FUJIFILM Holdings Corporation, a corporation organized under the laws of Japan (“Parent”), Badger Acquisition Corporation, a Wisconsin corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”), and Cellular Dynamics International, Inc., a Wisconsin corporation (the “Company”).

The board of directors of the Company has unanimously determined that the Offer and the Merger (each as defined below) are advisable and in the best interests of the Company’s shareholders, adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, and resolved to recommend that holders of Shares (as defined below) accept the Offer and tender their Shares in the Offer.

There is no financing condition to the Offer. The Offer is conditioned on there having been validly tendered and not validly withdrawn before the expiration of the Offer a number of shares of common stock, par value $0.0001 per share (the “Shares”), of the Company that, together with any other Shares beneficially owned by Parent or its subsidiaries (including Purchaser), constitutes the greatest of (x) fifty-four percent (54%) of the number of Shares issued and outstanding as of the close of business on March 27, 2015 (the “Specified Date”), (y) the number of Shares which, together with the number of Shares issuable immediately after the exercise of the Top-Up Option (as defined below) and the issuance of the Top-Up Option Shares (as defined below) (and not before), would result in the minimum number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 180.1104 of the Wisconsin Business Corporation Law (the “Short Form-Threshold”) being reached (assuming the issuance of the Top-Up Option Shares) and (z) a majority of the Shares then issued and outstanding (the “Minimum Tender Condition”). Under the Merger Agreement, Purchaser has the option (which Purchaser has agreed to exercise), subject to certain limitations, to purchase from the Company additional Shares at the Per Share Amount (as defined below) sufficient to cause us to own more than ninety percent (90%) of the sum of (a) the aggregate number of Shares outstanding at such time plus (b) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the transactions contemplated by the Merger Agreement), conversion, exchange or exercise, as applicable, of any securities convertible into or exercisable or exchangeable for Shares that are outstanding as of such time (but prior to the closing of the Offer excluding any Shares issuable pursuant to the exercise of the Top-Up Option) (the “Adjusted Outstanding Share Number”). We refer to this option as the “Top-Up Option.” The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, the expiration or termination of any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”).

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the “Information Agent”), at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

IMPORTANT

Shareholders desiring to tender Shares in the Offer must:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•	contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the shareholder’s name and held in book-entry form:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment for Shares”);

•	if using the Letter of Transmittal, have the shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•	deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”), at its address on the back of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the account of the Depositary.

3.	For Shares that are registered in the shareholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have the shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal; and

•	deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to the Depositary at its address on the back of this Offer to Purchase.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined in Section 3—“Procedures for Tendering Shares”), is at the election and risk of the tendering shareholder.

ii

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SUMMARY TERM SHEET

Securities Sought	All issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”)

Price Offered Per Share	$16.50 net to you in cash (less any applicable withholding of taxes), without interest

Scheduled Expiration of Offer	11:59 pm, New York City time, on April 30, 2015, unless extended

Purchaser	Badger Acquisition Corporation, a wholly owned indirect subsidiary of FUJIFILM Holdings Corporation

Board Recommendation	The Company’s board of directors has recommended that you accept the Offer and tender your Shares

The following are some of the questions you, as a shareholder of the Company, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

Who is offering to buy my Shares?

Our name is Badger Acquisition Corporation. We are a Wisconsin corporation and a wholly owned indirect subsidiary of Parent. We were formed for the purpose of acquiring all of the issued and outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Purchaser, FUJIFILM Holdings America Corporation, FUJIFILM Corporation and Parent.”

Our direct parent is FUJIFILM Holdings America Corporation, a Delaware corporation and a wholly owned subsidiary of FUJIFILM Corporation, a corporation organized under the laws of Japan.

Parent, the direct parent of FUJIFILM Corporation, is a corporation organized under the laws of Japan with global operations and is listed on the First Section of the Tokyo Stock Exchange. We and Parent are co-bidders in this Offer.

What securities are you offering to purchase and what is the form of payment?

We are seeking to purchase all of the issued and outstanding Shares, for $16.50 per Share, net to you in cash (less any applicable withholding of taxes), without interest (such amount, or any greater amount per Share paid pursuant to the Offer, being the “Per Share Amount”), upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

What is the “Minimum Tender Condition” to the Offer?

We are not required to accept for payment or pay for any Shares that are validly tendered in the Offer unless, at the expiration of the Offer (as extended), there has been validly tendered and not validly withdrawn a number of Shares that, together with any other Shares beneficially owned by Parent or its subsidiaries (including Purchaser), constitutes the greatest of (x) fifty-four percent (54%) of the number of Shares issued and outstanding as of the close of business on March 27, 2015 (the “Specified Date”), (y) the number of Shares which, together with the number of Shares issuable immediately after the exercise of the Top-Up Option and the issuance of the Top-Up Option Shares (and not before), would result in the minimum number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 180.1104 of the Wisconsin Business Corporation Law (the “Short-Form Threshold”) being reached (assuming the issuance of the Top-Up Option Shares) and (z) a majority of the Shares then issued and outstanding. We refer to this as the “Minimum Tender Condition.” Under the Merger Agreement, Purchaser has the option (which Purchaser has agreed to exercise), subject to certain limitations, to purchase from the Company additional Shares at the Per Share Amount sufficient to cause us to own more than ninety percent (90%) of the sum of (a) the aggregate number of Shares outstanding at such time plus (b) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the transactions contemplated by the Merger Agreement), conversion, exchange or exercise, as applicable, of any securities convertible into or exercisable or exchangeable for Shares that are outstanding as of such time (but prior to the closing of the Offer excluding any Shares issuable pursuant to the exercise of the Top-Up Option) (the “Adjusted Outstanding Share Number”). We refer to this option as the “Top-Up Option.”

What are the most significant conditions to the Offer other than the Minimum Tender Condition?

We are not required to accept for payment or pay for any Shares that are validly tendered in the Offer unless, at the expiration of the Offer (as extended), any applicable waiting period (or any extensions thereof) under the HSR Act has expired or been terminated. This and other conditions to our requirement to accept for payment and pay for any Shares validly tendered in the Offer are described in greater detail in the “Introduction” to this Offer to Purchase and Section 14—“Conditions of the Offer.”

Do I have to pay any brokerage or similar fees to tender?

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

Will you have the financial resources to pay for the Shares?

Yes. The Offer is not subject to any financing condition. Parent will provide us with the funds necessary to purchase the Shares in the Offer and to pay related expenses out of cash on hand and borrowings in the ordinary course. See Section 10—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. Our financial condition is not relevant to your decision to tender Shares in the Offer because the Offer is being made for all issued and outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. We have arranged for sufficient funds, including the receipt of funds from Parent, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger (as defined below) that is expected to follow the completion of the Offer. See Section 10—“Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the expiration date of the Offer, you have until 11:59 pm, New York City time, on April 30, 2015 to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares.”

Can the Offer be extended and under what circumstances?

Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. Under the terms of the Merger Agreement, we are required from time to time to extend the Offer beyond the initial scheduled expiration date if, at the scheduled expiration of the Offer (or any extension thereof), any of the conditions to Purchaser’s obligation to accept Shares for payment is not satisfied or waived.

In addition, we are required to extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff.

Will you provide a “subsequent offering period”?

If all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn, together with the Shares held by Parent and Purchaser, if any, and the number of Shares issuable pursuant to the exercise of the Top-Up Option, is less than ninety percent (90%) of the Adjusted Outstanding Share Number, then upon the expiration date of the Offer (or any extension thereof), we may provide one or more “subsequent offering periods” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and subject to the terms of the Merger Agreement.

During any “subsequent offering period,” if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive the Per Share Amount. See Section 1—“Terms of the Offer” and Section 13—“The Merger Agreement; Other Agreements.”

How will I be notified if the Offer is extended or a subsequent offering period is provided?

If we extend the Offer or provide a “subsequent offering period,” we will inform the Depositary and notify the shareholders by making a public announcement of an extension or a “subsequent offering period” before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to the Depositary before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program guarantee that the missing items will be received by the Depositary within three (3) trading days. However, the Depositary must receive the missing items within that 3-trading-day period or your Shares will not be validly tendered. See Section 3—“Procedures for Tendering Shares.”

Can holders of vested stock options participate in the Offer?

The Offer is only for Shares and not for any options to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable equity incentive plan or agreement, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3—“Procedures for Tendering Shares.”

Upon consummation of the Merger (the “Effective Time”), in accordance with the Merger Agreement, each stock option that represents the right to purchase Shares (each, a “Company Option”) outstanding immediately prior to the Effective Time will be fully vested and cancelled automatically at the Effective Time and will thereafter represent the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such cancelled Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Per Share Amount over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (i) any such Company Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Per Share Amount will be cancelled in exchange for no consideration and (ii) such Option Payments may be reduced by the amount of any required tax withholdings as provided in the Merger Agreement.

Will Shares subject to forfeiture vest?

Each outstanding award of Shares subject to forfeiture restrictions or other restrictions (“Restricted Stock”) outstanding immediately prior to the Effective Time will be fully vested and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares will lapse, and each such Share will be canceled and converted into and constitute the right to receive the Per Share Amount. See Section 13—“The Merger Agreement; Other Agreements.”

How do I withdraw previously tendered Shares?

To withdraw your Shares, you must deliver a written notice of withdrawal, or a manually signed facsimile of the same, with the required information to the Depositary while you still have the right to withdraw your Shares. See Section 4—“Withdrawal Rights.”

Until what time may I withdraw Shares that I have tendered?

If you tender your Shares, you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment within sixty (60) days of commencement of the Offer, you may withdraw them at any time after that 60-day period until we accept them for payment. This right to withdraw will not apply to any “subsequent offering period.” See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

What does the Company’s Board of Directors think of the Offer?

The Offer is being made pursuant to the Merger Agreement with the Company. The Company’s board of directors has unanimously resolved to recommend that you accept the Offer and tender your Shares. See the “Introduction” to this Offer to Purchase and Section 11—“Background of the Offer; Past Contacts, Negotiations and Transactions.” In addition, a more complete description of the reasons for the Company’s board of directors approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

Have any shareholders agreed to tender their Shares?

Yes. Certain shareholders of the Company have each entered into a tender and support agreement with Parent and Purchaser (the “Tender and Support Agreements”), which provides, among other things, that these shareholders will tender all their Shares in the Offer. These shareholders may only withdraw their Shares from the Offer if the Offer is terminated or expired pursuant to the Merger Agreement or the applicable Tender and Support Agreement is terminated in accordance with its terms. The Shares subject to the Tender and Support Agreements represent approximately 12.3% of the outstanding Shares, as of March 27, 2015. See Section 13—“The Merger Agreement; Other Agreements.”

If the Offer is completed, will the Company continue as a public company?

If the Offer is completed, the Company may cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies. In such case, the Shares will no longer be eligible to be traded on the Nasdaq Global Market (“Nasdaq”) or on any securities exchange, in which event there may not be a public trading market for the Shares. After completion of the Merger that is expected to follow the Offer, Parent will own all of the outstanding capital stock of the Company, and the Company’s common stock will no longer be publicly owned. See Section 7—“Possible Effects of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations.”

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

If we accept for payment and pay for Shares in the Offer, we will merge Purchaser with and into the Company, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and a vote of the Company’s shareholders, if a vote is required. The Company will be the surviving corporation in the Merger and will become a wholly owned indirect subsidiary of Parent. In the Merger, shareholders who did not tender their Shares will receive the Per Share Amount in cash in exchange for their Shares. If we acquire at least ninety percent (90%) of the Adjusted Outstanding Share Number in the Offer, including in any “subsequent offering period” or, after completion of the Offer, upon exercise of the Top-Up Option, we expect to effect the Merger without convening a meeting of the shareholders. It is anticipated that on the record date fixed for purposes of determining the holders of Shares entitled to receive notice of, and to vote at, a meeting to approve the Merger Agreement, the Shares will continue to be quoted on Nasdaq. In addition, although the WBCL (as defined below) is not entirely clear as to whether dissenters’ rights apply to a “short-form” merger under Section 180.1104 of the WBCL, we intend to take the position that under Section 180.1302 of the WBCL, holders of Shares will not have dissenters’ rights if the Shares continue to be quoted on Nasdaq on the date used for purposes of determining whether the Merger may be consummated as a “short-form” merger. Accordingly, we believe that holders of Shares will not have dissenters’ rights under Section 180.1302 of the WBCL in connection with the Merger. However, if the Offer is successful and a subsequent Merger involving the Company is consummated and dissenters’ rights do apply to the Merger, whether because the Shares are no longer listed on Nasdaq on such record date or otherwise, then shareholders who have not tendered their Shares in the Offer and do not vote in favor of the Merger, and who otherwise comply with the procedures set forth in Sections 180.1301 to 180.1331 of the WBCL (as defined below), will have certain rights under the WBCL to a judicial determination of the fair value of their Shares and to receive a cash payment equal to such fair value of their Shares, plus accrued interest, from the surviving corporation. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Offer or any subsequent Merger or the market value of the Shares. The value so determined in any such proceeding could be the same as, more than or less than the price per Share to be paid in the Offer or any subsequent Merger. See the “Introduction” to this Offer to Purchase.

What is the Top-Up Option and when could it be exercised?

Purchaser has the option, subject to certain limitations, to purchase from the Company additional Shares sufficient to cause us to own more than ninety percent (90%) of the Adjusted Outstanding Share Number, taking into account Shares issued upon the exercise of this option. The purpose of the Top-Up Option is to permit us to complete the Merger without convening a meeting of the Company’s shareholders. Purchaser has agreed to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than ninety percent (90%) of the Adjusted Outstanding Share Number in the Offer. See Section 13—“The Merger Agreement; Other Agreements.”

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares in the Offer, and the Merger takes place, your Shares will be cancelled. You will receive the same price per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares in the Offer is that, if you tender your Shares in the Offer, you will be paid earlier. If you decide not to tender your Shares in the Offer, and we purchase the tendered Shares, but the Merger does not close, you will remain a shareholder of the Company. If the Merger does not close or the closing of the Merger is delayed, the Company may cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies. In such case, the Shares will no longer be eligible to be traded on Nasdaq or on any securities exchange, in which event there may not be a public trading market for the Shares.

What is the market value of my Shares as of a recent date?

On March 27, 2015, the last trading day before we announced the execution of the Merger Agreement, the closing price of the Shares reported on Nasdaq was $7.94 per Share. On April 2, 2015, the last full trading day before commencement of the Offer, the closing price of the Shares reported on Nasdaq was $16.46 per share. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

What are the U.S. federal income tax consequences of participating in the Offer?

In general, if you are a U.S. holder of Shares, the sale of Shares pursuant to the Offer will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your Shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Offer and your adjusted tax basis in your Shares. If you are a non-U.S. holder of Shares, the sale of Shares pursuant to the Offer will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Applicable law may require tax to be withheld from the proceeds of a sale of Shares by certain holders. You should consult your tax advisor about the tax consequences to you of participating in the Offer. See Section 5—“Certain Material U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You can call our Information Agent at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be directed to the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

To the Holders of Common Stock of the Company:

INTRODUCTION

We, Badger Acquisition Corporation, a Wisconsin corporation (“Purchaser”) and a wholly owned indirect subsidiary of FUJIFILM Holdings Corporation, a corporation organized under the laws of Japan (“Parent”), are offering to purchase all issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Cellular Dynamics International, Inc., a Wisconsin corporation (the “Company”), for $16.50 per Share, net to the seller in cash (subject to any required withholding of taxes), without interest (such amount, or any greater amount per Share paid pursuant to the Offer, being the “Per Share Amount”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). Both Purchaser and Parent are co-bidders in the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 30, 2015 (the “Merger Agreement”), by and among Parent, Purchaser and the Company. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), including, if required, a vote of the Company’s shareholders, Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned indirect subsidiary of Parent (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by the Company, Parent, Purchaser and any of their respective subsidiaries) will be converted into the right to receive the Per Share Amount.

The board of directors of the Company has unanimously determined that the Offer and the Merger are advisable and in the best interests of the Company’s shareholders, adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, and resolved to recommend that holders of Shares accept the Offer and tender their Shares in the Offer.

There is no financing condition to the Offer. The Offer is conditioned on there having been validly tendered and not validly withdrawn before the expiration of the Offer a number of Shares that, together with any other Shares beneficially owned by Parent or its subsidiaries (including Purchaser), constitutes the greatest of (x) fifty-four percent (54%) of the number of Shares issued and outstanding as of the close of business on March 27, 2015 (the “Specified Date”), (y) the number of Shares which, together with the number of Shares issuable immediately after the exercise of the Top-Up Option and the issuance of the Top-Up Option Shares (and not before), would result in the minimum number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 180.1104 of the Wisconsin Business Corporation Law (the “Short-Form Threshold”) being reached (assuming the issuance of the Top-Up Option Shares) and (z) a majority of the Shares then issued and outstanding (the “Minimum Tender Condition”). Under the Merger Agreement, Purchaser has the option (which Purchaser has agreed to exercise), subject to certain limitations, to purchase from the Company additional Shares at the Per Share Amount sufficient to cause us to own more than ninety percent (90%) of the sum of (a) the aggregate number of Shares outstanding at such time plus (b) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the transactions contemplated by the Merger Agreement), conversion, exchange or exercise, as applicable, of any securities convertible into or exercisable or exchangeable for Shares that are outstanding as of such time (but prior to the closing of the Offer excluding any Shares issuable pursuant to the exercise of the Top-Up Option) (the “Adjusted Outstanding Share Number”), taking into account those Shares issued upon the exercise of the option. We refer to this option as the “Top-Up Option.” The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, the expiration or termination of any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”). See Section 14—“Conditions of the Offer.”

The Company has informed Purchaser that, as of March 27, 2015, (i) 15,814,008 Shares were issued and outstanding (ii) 2,772,351 Shares were issuable upon the exercise of certain stock options and (iii) 28,406 Shares were issuable upon the exercise of certain warrants. Based upon the foregoing, as of such date, the Minimum Tender Condition would be satisfied if 8,614,766 Shares were validly tendered and not properly withdrawn in the Offer.

If Purchaser purchases Shares pursuant to the Offer, Purchaser will be entitled to designate a number of directors constituting a majority of the Company’s board of directors. See Section 12—“Purpose of the Offer; Plans for the Company; Other Matters” and Section 13—“The Merger Agreement; Other Agreements.”

Certain shareholders of the Company, including all its directors, have each entered into a tender and support agreement with Parent and Purchaser (the “Tender and Support Agreements”), which provides, among other things, that these shareholders will tender all their Shares in the Offer. These shareholders may only withdraw their Shares from the Offer if the Offer is terminated or expired pursuant to the Merger Agreement or the applicable Tender and Support Agreement is terminated in accordance with its terms. The Shares subject to the Tender and Support Agreements represent approximately 12.3% of the outstanding Shares, as of March 27, 2015. See Section 13—“The Merger Agreement; Other Agreements.”

J.P. Morgan Securities LLC (“JP Morgan”), the Company’s financial advisor, delivered to the Company’s board of directors an opinion, dated March 30, 2015, as to the fairness to the holders of Shares, from a financial point of view, of the Per Share Amount as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in the opinion. The full text of JP Morgan’s written opinion, dated March 30, 2015, 2015, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an Annex to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which is filed in connection with the Offer and is being mailed to the Company’s shareholders concurrently herewith. JP Morgan’s opinion is addressed to the Company’s board of directors, and relates only to the fairness, from a financial point of view, of the $16.50 per Share cash consideration payable in the Offer and the Merger. JP Morgan’s opinion does not address any other aspect of the Offer or the Merger or implication of the Offer or the Merger or any other agreement, arrangement or understanding entered into in connection with the Offer or the Merger. The opinion also does not address the relative merits of the Offer or the Merger as compared to alternative transactions or strategies that might be available with respect to the Company, nor does it address the Company’s underlying business decision to engage in the Offer or the Merger. The opinion is not intended to, and does not, constitute a recommendation to any shareholder as to whether such shareholder should vote or act on any matter relating to the Offer or the Merger. Holders of Shares are encouraged to read the opinion carefully in its entirety.

Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of a majority of the outstanding Shares, if required by applicable law. Under the Merger Agreement, Purchaser has the option (which Purchaser has agreed to exercise), subject to certain limitations, to purchase from the Company additional Shares at the Per Share Amount sufficient to cause us to own more than ninety percent (90%) of the Adjusted Outstanding Share Number, taking into account those Shares issued upon the exercise of the option. We refer to this option as the “Top-Up Option.” The exercise price for the Top-Up Option is to be paid either with cash or by paying cash for the par value of the Shares purchased upon exercise of the Top-Up Option and executing and delivering to the Company a promissory note with a principal amount equal to the balance of the aggregate purchase price and a per annum interest rate of 5.00%.

Purchaser will exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than ninety percent (90%) of the Adjusted Outstanding Share Number in the Offer. Purchaser is required to do so on the same day as the Offer closing if possible, and if that is not possible, as soon thereafter as possible. We could also acquire additional Shares after completion of the Offer through other means, such as open market purchases. If Purchaser acquires Shares representing at least ninety percent (90%) of the Adjusted Outstanding Share Number pursuant to the Offer, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective, in accordance with the “short-form” merger provision in Section 180.1104 of the Wisconsin Business Corporation Law (the “WBCL”), as promptly as practicable (and, to the extent possible, on the same day as the Offer closing or the issuance of shares pursuant to the Top-Up Option) without a meeting of the shareholders of the Company. See Section 12—“Purpose of the Offer; Plans for the Company; Other Matters” and Section 13—“The Merger Agreement; Other Agreements.”

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences.”

Holders of each stock option that represents the right to purchase Shares will be fully vested and cancelled automatically at the Effective Time and will thereafter represent the right to receive an amount in cash described in Section 13—“The Merger Agreement; Other Agreements”. Holders of each outstanding award of Shares subject to forfeiture restrictions or other restrictions will be fully vested (and all restrictions will lapse) and cancelled automatically at the Effective Time and will thereafter represent the right to receive the Per Share Amount. The tax consequences to holders of options of exercising those securities are not described under Section 5—“Certain Material U.S. Federal Income Tax Consequences.” Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options.

The Company will provide the holders of warrants to purchase Shares with written notice of the Offer and the Merger, together with such reasonable information as the holders of warrants may request in connection therewith, not less than twenty (20) days prior to the closing of the transactions. Holders of warrants who wish to participate in the Offer may exercise their warrants and tender the Shares received upon exercise in accordance with the instructions and procedures described in Section 3—“Procedures for Tendering Shares”.

All outstanding warrants to purchase Shares shall expire upon the Effective Time (as defined in Section 3—“Procedures for Tendering Shares”). Holders of warrants may choose to exercise their warrants in accordance with terms thereof and tender the Shares received upon such exercise in accordance with the Offer. If the holder of a warrant (a) fails to properly or timely exercise such warrant or (b) fails to pay the applicable exercise price, in either case, before the Effective Time, such warrant shall expire unexercised, and no Shares shall be issued in respect thereof. The Offer will not otherwise modify the terms of the warrants.

Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. Purchaser will pay fees and expenses incurred in connection with the Offer by the Depositary or Information Agent. See Section 16—“Fees and Expenses.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered (and not validly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights”) on or prior to the Expiration Date. “Expiration Date” means 11:59 pm, New York City time, on April 30, 2015, unless and until Purchaser, in accordance with the terms of the Merger Agreement, will have extended the period during which the Offer is open, in which case “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. Under the terms of the Merger Agreement, Purchaser is required from time to time to extend the Offer beyond the initial scheduled expiration date if, at the Expiration Date, any of the conditions to Purchaser’s obligation to accept Shares for payment is not satisfied or waived. In addition, Purchaser is required to extend the Offer for any period or periods required by applicable law or applicable interpretations or positions of the SEC or its staff.

Under no circumstances will interest be paid on the Per Share Amount for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

If all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn, together with the Shares held by Parent and Purchaser, if any, and the number of Shares issuable pursuant to the exercise of the Top-Up Option, is less than ninety percent (90%) of the sum of (a) the aggregate number of Shares outstanding at such time plus (b) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the transactions contemplated by the Merger Agreement), conversion, exchange or exercise, as applicable, of any securities convertible into or exercisable or exchangeable for Shares that are outstanding as of such time (but prior to the closing of the Offer excluding any Shares issuable pursuant to the exercise of the Top-Up Option) (the “Adjusted Outstanding Share Number”), then upon the expiration date of the Offer (or any extension thereof) and subject to obtaining the prior written consent of the Company, we may provide one or more “subsequent offering periods” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the Merger Agreement, Purchaser has the option (which Purchaser has agreed to exercise), subject to certain limitations, to purchase from the Company additional Shares at the Per Share Amount sufficient to cause us to own more than ninety percent (90%) of the Adjusted Outstanding Share Number, taking into account those Shares issued upon the exercise of the option. We refer to this option as the “Top-Up Option.” If such “subsequent offering periods” are provided, Purchaser will (1) give the required notice thereof and (2) immediately accept and promptly pay for all Shares tendered as of such applicable expiration date.

There is no financing condition to the Offer. The Offer is conditioned on there having been validly tendered and not validly withdrawn before the expiration of the Offer a number of Shares that, together with any other Shares beneficially owned by Parent or its subsidiaries (including Purchaser), constitutes the greatest of (x) fifty-four percent (54%) of the number of Shares issued and outstanding as of the close of business on March 27, 2015 (the “Specified Date”), (y) the number of Shares which, together with the number of Shares issuable immediately after the exercise of the Top-Up Option and the issuance of the Top-Up Option Shares (and not before), would result in the minimum number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 180.1104 of the Wisconsin Business Corporation Law (the “Short-Form Threshold”) being reached (assuming the issuance of the Top-Up Option Shares) and (z) a majority of the Shares then issued and outstanding (the “Minimum Tender Condition”). The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, the expiration or termination of any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”). See Section 14—“Conditions of the Offer.”

Subject to the terms of the Merger Agreement, we may, at any time and from time to time before the Expiration Date, waive any condition to the Offer, increase the Per Share Amount or make any other changes in the terms and conditions of the Offer, except that, without the prior written consent of the Company, we may not:

•	reduce the number of Shares subject to the Offer;

•	reduce the Per Share Amount;

•	amend, modify or waive the Minimum Tender Condition;

•	add to the Offer Conditions set forth in the Merger Agreement and described in Section 14—“Conditions of the Offer” or amend, modify or supplement any Offer Condition in any manner adverse to the Company’s shareholders;

•	except as expressly provided in the Merger Agreement, terminate, extend or otherwise amend or modify the expiration date of the Offer;

•	change the form of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the Company’s shareholders; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, except that the prior written consent of the Company for any “subsequent offering period” will not be unreasonably withheld, conditioned or delayed; provided, however, that the Company may withhold such consent if, at any time prior to any “subsequent offering period,” the Top-Up Option is exercisable in accordance with the Merger Agreement.

Notwithstanding any other provision of the Offer, if at the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will file an amendment to the Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Per Share Amount or the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. A change in price or a change in percentage of securities sought generally requires that an offer remain open for a minimum of ten (10) business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such change. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

The Company has agreed to cause its transfer agent to provide Purchaser with the Company’s shareholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to shareholders of the Company. Upon compliance by the Company with this requirement, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended) and provided that the Offer has not been terminated, Purchaser will immediately accept for payment and pay as soon as practicable on the business day after the Expiration Date for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” If Purchaser provides a “subsequent offering period,” Purchaser will immediately accept and pay for Shares as they are tendered during the “subsequent offering period.” See Section 1—“Terms of the Offer.” For a description of our rights and obligations to extend the Offer or not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—“Terms of the Offer.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates representing the Shares (the “Share Certificates”), or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares (if such procedure is available), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares”;

•	the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The Per Share Amount paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer (the “Acceptance Time”). In all cases, upon the terms of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor prior to the Acceptance Time and for the benefit of the holders of Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. In the event the amount held by the Depositary shall be insufficient to pay for tendered Shares, Parent shall promptly deposit, or cause to be deposited, additional funds with the Depositary in an amount sufficient to make such payments. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser or the Depositary regardless of any extension of the Offer or by reason of any delay in making such payment.

Parties to the Merger Agreement may not assign or transfer, in whole or in part, by operation of Law or otherwise, any of the rights, interests or obligations under the Merger Agreement without the prior written consent of the other parties.

If any tendered Shares are not purchased under the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained within the Book-Entry Transfer Facility) promptly following the expiration or termination of the Offer.

3. Procedures for Tendering Shares.

Valid Tender. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, either:

•	on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by the Depositary at its address and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at its address; or

•	the guaranteed delivery procedures set forth below must be followed.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant with the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of the “subsequent offering period,” if any, or the guaranteed delivery procedures set forth below must be complied with.

Required documents must be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder(s) have not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (“Eligible Institutions”).

In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal for more information. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in any case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on the Share Certificates or stock powers guaranteed as set forth above. See Instructions 1 and 5 to the Letter of Transmittal for more information.

Guaranteed Delivery. If a shareholder desires to tender Shares under the Offer and such shareholder’s Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such shareholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

•	within three (3) Nasdaq Global Market (“Nasdaq”) trading days after the date of execution of such Notice of Guaranteed Delivery, (a) Share Certificates representing tendered Shares are received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (b) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, is received by the Depositary at such address and (c) any other documents required by the Letter of Transmittal are received by the Depositary at such address.

The Notice of Guaranteed Delivery may be delivered to the Depositary by hand or transmitted to the Depositary by telegram, facsimile or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice), and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. The procedures for guaranteed delivery above may not be used during any “subsequent offering period.”

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

•	Share Certificates representing tendered Shares or a Book-Entry Confirmation with respect to all tendered Shares;

•	a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares; and

•	any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering shareholders at the same time, and, among other factors, will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility. Under no circumstances will interest be paid on the Per Share Amount for the Shares, regardless of any extension of the Offer or any delay in making payment.

Backup Withholding. Under the U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed IRS Form W-8BEN (or appropriate IRS Form W-8) Certificate of Foreign Status before receipt of any payment.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Share Certificates, will be resolved by Purchaser, subject to the final and non-appealable determination of a court of competent jurisdiction. Purchaser will have the absolute right to waive any irregularities. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. Any determination made by Purchaser or Parent with respect to the terms and conditions of the Offer may be challenged by the Company’s stockholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

Tender Constitutes Binding Agreement. The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above and in the instructions to the Letter of Transmittal will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Options and Restricted Stock. The Offer is made only for Shares and is not made for any options to acquire Shares. Holders of vested but unexercised options to purchase Shares may participate in the Offer only if they first exercise their options in accordance with the terms of the applicable equity incentive plan or agreement and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such options that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section. Upon the consummation of the Merger (the “Effective Time”), in accordance with the Merger Agreement, each stock option that represents the right to purchase Shares (each, a “Company Option”) outstanding immediately prior to the Effective Time will be fully vested and cancelled automatically at the Effective Time and will thereafter represent the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such cancelled Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Per Share Amount over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (i) any such Company Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Per Share Amount will be cancelled in exchange for no consideration and (ii) such Option Payments may be reduced by the amount of any required tax withholdings as provided in the Merger Agreement. Each outstanding award of Shares subject to forfeiture restrictions or other restrictions (each, a “Restricted Stock”) outstanding immediately prior to the Effective Time will be fully vested and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares will lapse, and each such Share will be canceled and converted into and constitute the right to receive the Per Share Amount. Parent shall cause the surviving corporation to pay through the payroll agent of the Company the applicable Option Payments to the holders of Company Options.

Warrants. The Company will provide the holders of warrants to purchase Shares with written notice of the Offer and the Merger, together with such reasonable information as the holders of warrants may request in connection therewith, not less than twenty (20) days prior to the closing of the transactions. Holders of warrants who wish to participate in the Offer may exercise their warrants and tender the Shares received upon exercise in accordance with the instructions and procedures described in this Section 3.

All outstanding warrants to purchase Shares shall expire upon the Effective Time. Holders of warrants may choose to exercise their warrants in accordance with terms thereof and tender the Shares received upon such exercise in accordance with the Offer. If the holder of a warrant (a) fails to properly or timely exercise such warrant or (b) fails to pay the applicable exercise price, in either case, before the Effective Time, such warrant shall expire unexercised, and no Shares shall be issued in respect thereof. The Offer will not otherwise modify the terms of the warrants.

Appointment of Proxy. By executing a Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution and resubstitution, to the full extent of such shareholder’s rights with respect to (a) the Shares tendered by such shareholder and accepted for payment by Purchaser and (b) any and all non-cash dividends, distributions, rights or other securities issued or issuable on or after the date of this Offer to Purchase in respect of such tendered and accepted Shares. All such proxies will be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s shareholders, including without limitation any special meeting in connection with the Merger, or with respect to any written consent of the Company’s shareholders, and Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s shareholders.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, or by applicable law, tenders of Shares under the Offer are irrevocable. Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, if we have not agreed to accept your Shares for payment within sixty (60) days of commencement of the Offer, you may withdraw them at any time after that 60-day period until we accept them for payment.

For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3—“Procedures for Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, subject to the final and non-appealable determination of a court of competent jurisdiction. None of Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

In the event that Purchaser subsequently elects to provide a “subsequent offering period,” no withdrawal rights will apply to Shares tendered during such “subsequent offering period” or to Shares previously tendered in the Offer and accepted for payment.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. Certain Material U.S. Federal Income Tax Consequences.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Share that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a person treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership and, accordingly, this discussion does not apply to partnerships. If you are a partner of a partnership holding Shares, you should consult your tax advisor regarding the specific U.S. federal income tax consequences to you.

This discussion assumes that a holder holds the Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, holders that hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired their Shares through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS, OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES PURSUANT TO THIS OFFER OR THE MERGER.

U.S. Holders

The receipt of cash pursuant to the Offer or the Merger by U.S. holders of Shares will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Shares will recognize gain or loss equal to the difference, if any, between (1) the amount of cash received in exchange for such Shares; and (2) the U.S. holder’s adjusted tax basis in such Shares. If the holding period in Shares sold pursuant to the Offer or cancelled pursuant to the Merger is greater than one (1) year as of the date of the transaction, the gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by an individual U.S. holder are generally taxable at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

Payments made to U.S. holders in the Offer and the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a United States person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain U.S. holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders generally may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the Offer or the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

(1)	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

(2)	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

(3)	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes, and the non-U.S. holder held more than 5% of the Company’s stock (directly, indirectly or constructively), at any time during the five (5) years preceding the sale.

An individual non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the transaction under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the transaction, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. In the case of clause (3) above, a non-U.S. holder could be subject to U.S. federal income tax on the gain realized on the transaction, including, in the case of a foreign corporation, branch profits tax.

Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding. Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6. Price Range of the Shares; Dividends on the Shares.

The Shares are principally quoted on Nasdaq under the symbol “ICEL.” The following table sets forth for each of the periods indicated the intraday high and low reported sales prices per share on Nasdaq based on published financial sources:

	High	Low
Year Ended December 31, 2013
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	$24.11	$9.50
Fourth Quarter	$20.69	$13.88
Year Ended December 31, 2014
First Quarter	$22.49	$13.67
Second Quarter	$15.38	$10.78
Third Quarter	$14.92	$6.35
Fourth Quarter	$8.03	$4.72
Year Ending December 31, 2015
First Quarter	$16.52	$5.00
Second Quarter (through April 2, 2015)	$16.49	$16.42

On March 27, 2015, the last trading day before we announced the execution of the Merger Agreement, the closing price of the Shares reported on Nasdaq was $7.94 per Share. On April 2, 2015, the last full trading day before commencement of the Offer, the closing price of the Shares reported on Nasdaq was $16.46 per share. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender.

Pursuant to the Company’s 2014 Annual Report on Form 10-K, the Company has never paid cash dividends on any of its classes of capital stock, and does not anticipate paying any cash dividends in the foreseeable future. In addition, Purchaser has been advised that as of the date of the Merger Agreement, there are no accrued and unpaid dividends with respect to any outstanding Shares. The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, except as expressly contemplated or required by the Merger Agreement or required by applicable law, without Parent’s prior written consent, the Company may not declare, set aside, make or pay any dividend or other distribution with respect to any Shares, whether payable in cash, stock, property or a combination thereof. The Company is not expected to declare or pay cash dividends after completion of the Offer.

7. Possible Effects of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly. As a result, the purchase of Shares in the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Parent nor Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Per Share Amount.

Exchange Act Registration. The Shares are currently registered under the Exchange Act and will continue to be so registered until the Merger. Following the completion of the Offer and until the Merger, the Shares will continue be eligible to be traded on Nasdaq.

Margin Regulations. To our knowledge, the Shares are not currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System.

8. Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Parent, FUJIFILM Corporation, FUJIFILM Holdings America Corporation and Purchaser have relied on the accuracy of such information furnished by the Company and/or included in the publicly available information on the Company and have not made any independent attempt to verify the accuracy of such information.

General. The Company is a Wisconsin corporation with its principal executive offices and facilities located at 525 Science Drive, Madison, WI 53711, and with a second facility in Novato, California. The Company is a leading developer and manufacturer of fully functioning cells in industrial quantities to precise specifications. The Company’s proprietary products include true human cells in multiple cell types (iCell products), human induced pluripotent stem cells (iPSCs) and custom iPSCs and iCell products (MyCell Products). The Company’s products provide standardized, easy-to-use, cost-effective access to the human cell, the smallest fully functioning operating unit of human biology. Customers use the Company’s products, among other purposes, for drug discovery and screening, to test the safety and efficacy of their small molecule and biological drug candidates, for stem cell banking, and in the research and development of cellular therapeutics. The Company was founded in 2004 by Dr. James Thomson, a pioneer in human pluripotent stem cell research at the University of Wisconsin-Madison.

Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, options, restricted stock units and other performance awards granted to them, the principal holders of the Company’s securities and any material interests of such persons in transactions with the Company, is required to be disclosed in proxy statements distributed to the Company’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR system. None of Parent, Purchaser, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company provided by the Company or contained in the periodic reports, documents and records referred to herein or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

Certain Projections. In connection with our due diligence, the Company provided us with selected projected financial information concerning the Company. Those projections are summarized in the Company’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the stockholders of the Company in connection with this Offer to Purchase. Stockholders of the Company are urged to, and should, carefully read the Company’s Schedule 14D-9.

9. Certain Information Concerning Purchaser, FUJIFILM Holdings America Corporation, FUJIFILM Corporation and Parent.

General. Purchaser is a newly incorporated Wisconsin corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 200 Summit Lake Drive, Valhalla, New York, 10595-1356. Purchaser is a wholly owned indirect subsidiary of Parent, a co-bidder.

Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

Parent is a Japanese corporation with global operations and is listed on the First Section of the Tokyo Stock Exchange. Its principal offices are located at 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan.

The predecessor of Parent, Fujifilm Photo Film Co., Ltd., was established in 1934 and built up a wealth of advanced technologies in the field of photo imaging. Fujifilm Photo Film was renamed FUJIFILM Holdings Corporation in 2006. Parent is the holding company of the Fujifilm Group, having the three operating companies FUJIFILM Corporation, Fujifilm Xerox Co., Ltd. and Toyama Chemical Co., Ltd. (and their subsidiaries) under its umbrella. The group’s priority business fields are: medical/life sciences such as medical equipment, pharmaceuticals, functional skin care cosmetics and nutritional supplements; graphic arts such as printing materials and equipment; documents such as office equipment/printing; optical devices such as camera phone lens units; highly functional materials such as LCD materials; and digital imaging such as digital cameras, digital printing, and Photobook.

FUJIFILM Holdings America Corporation, our direct parent, is a Delaware corporation and a wholly owned subsidiary of FUJIFILM Corporation and is the holding company for U.S.-based Fujifilm companies operating in

27 states and engaged in the research, development, manufacture, sales and service of Fujifilm products. The company serves a broad spectrum of industries in the U.S. including medical and life sciences, electronic, chemical, graphic arts, information systems, motion picture, broadcast and photography. Its principal offices are located at 200 Summit Lake Drive, Valhalla, New York, 10595-1356.

FUJIFILM Corporation is a corporation organized under the laws of Japan that develops, produces and markets products in the imaging solutions business—color films, digital cameras, photofinishing equipment and color paper, chemicals and services for photofinishing—and the information solutions business—equipment and materials for medical diagnostics and life science, equipment and materials for graphic arts, flat panel display materials, recording media, optical devices, electronic materials and inkjet materials. Its principal offices are located at 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan.

The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, FUJIFILM Holdings America Corporation, FUJIFILM Corporation and Parent and certain other information are set forth in Schedule I hereto.

Except as described in this Offer to Purchase or Schedule I hereto, (i) none of Parent, FUJIFILM Corporation, FUJIFILM Holdings America Corporation, or Purchaser, nor any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of those parties, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and (ii) none of Parent, FUJIFILM Corporation, FUJIFILM Holdings America Corporation, or Purchaser, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past sixty (60) days.

Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, FUJIFILM Corporation, FUJIFILM Holdings America Corporation, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

10. Source and Amount of Funds.

Completion of the Offer is not conditioned upon obtaining financing. Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $307 million plus any related transaction fees and expenses. Purchaser will acquire these funds from Parent. Parent intends to obtain the funds to be provided to the Purchaser out of cash on hand and borrowings in the ordinary course. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares and there is no financing condition to the completion of the Offer, the financial condition of Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11. Background of the Offer; Past Contacts, Negotiations and Transactions.

In the ordinary course of business, Parent’s board of directors and senior management regularly review and consider various strategic opportunities available to Parent. For purposes of this section only, “Parent” will refer collectively to Parent and FUJIFILM Corporation.

In November 2013, the Company contacted J.P. Morgan Securities LLC (“JPMorgan”) to inquire about potential business partners in Japan and, based on an introduction provided by JPMorgan, the Company contacted Parent.

On April 29, 2014, the Company expressed its desire to meet with representatives of Parent in Tokyo, Japan to discuss a potential business relationship.

On June 9, 2014, a meeting was held in Tokyo, Japan among representatives of Parent and the Company. At that meeting, the Company and Parent began discussing a potential business relationship in Japan.

On June 11, 2014, in order to facilitate the sharing of confidential information with Parent, the Company sent a draft mutual non-disclosure agreement to Parent.

On June 30, 2014, Parent and the Company executed the mutual non-disclosure agreement.

On August 14, 2014, representatives of Parent visited the Company’s headquarters in Madison, Wisconsin to discuss their respective business visions and Parent expressed its interest in becoming the Company’s business partner in Japan.

On October 9, 2014 and October 21, 2014, representatives of Parent held meetings with representatives of the Company in Novato, California and Tokyo, Japan, respectively, in which Parent proposed (i) a possible minority investment of up to 19.9% in the Company and (ii) a potential manufacturing joint venture in which Parent would hold a majority interest with exclusive distribution rights in all of Asia.

On November 4, 2014, Parent held a teleconference with the Company in which the Company asked questions to clarify certain aspects regarding the terms of Parent’s proposed transaction, and Parent and the Company agreed to schedule a follow-up meeting in Chicago, Illinois.

On November 12, 2014, representatives of Parent met with representatives of the Company in Chicago, Illinois. At that meeting, the Company informed Parent that, for both business and legal reasons, the Company was not willing to move forward on the terms that Parent had previously proposed with respect to a potential minority investment in the Company and joint venture in Asia. The Company instead proposed that (i) Parent acquire a 10% interest in the Company based on a $500 million dollar valuation, (ii) Parent receive exclusive distribution rights in Japan, rather than all of Asia, and (iii) the related manufacturing joint venture be controlled by the Company, rather than by Parent. Parent told the Company that Parent could not agree to such terms for business reasons. Towards the end of the meeting, Parent also discussed with the Company alternative strategic options, including the possibility of acquiring 100% of the outstanding shares of the Company.

On December 1, 2014, representatives of the Company and Parent met in Tokyo, Japan to discuss for the first time the possibility of Parent acquiring 100% of the outstanding shares of the Company.

On January 9, 2015, Parent sent an initial non-binding offer letter to the Company, whereby the Parent proposed to acquire all of the outstanding shares of the Company for a per share price within a range of $13.00 to $14.50 in an all-cash transaction, subject to due diligence.

On January 12, 2015, the Company informed Parent that the terms set forth in the initial non-binding offer letter, including the proposed price range, were not satisfactory. The Company proposed an in-person meeting between Parent and the Company in Chicago, Illinois on January 16, 2015.

On January 16, 2015, representatives of Parent met with representatives of the Company in Chicago, Illinois to discuss the price range and other terms of Parent’s proposal.

On January 20, 2015 (Tokyo time), Parent sent a second non-binding offer letter to the Company, whereby Parent proposed to acquire the Company at a price of $15.50 per share in an all-cash transaction, subject to due diligence.

On January 21, 2015 (Tokyo time), the Company indicated that it was considering the offer letter. The Company also expressed a desire to commence a due diligence process upon Parent’s execution of a new non-disclosure agreement with a broader scope.

On January 21, 2015 (Tokyo time), the Company sent a draft non-disclosure agreement to Parent.

On January 28, 2015, Parent and the Company executed the non-disclosure agreement, dated as of January 26, 2015, which included a customary standstill provision.

In late January 2015, Parent retained Morrison & Foerster LLP (“Morrison & Foerster”) as its legal advisor, KPMG FAS Co., Ltd. as its accounting advisor and Towers Watson as its executive compensation advisor.

On January 30, 2015, representatives of Parent met with representatives of the Company in Chicago, Illinois in order to discuss preliminary financial due diligence information shared by the Company.

Beginning on January 31, 2015, Parent was provided access to the Company’s electronic data room, which contained financial, operational, regulatory, intellectual property, employment, legal and other due diligence materials regarding the Company. From January 31, 2015 through February 27, 2015, Parent and its legal, financial, accounting and tax advisors, as applicable, conducted a due diligence review of materials in the Company’s electronic data room.

In early February 2015, Parent retained Goldman, Sachs & Co. (“Goldman Sachs”) as its financial advisor.

On February 4, 2015, February 9, 2015, February 12, 2015 and February 13, 2015, representatives of the Company, Sidley Austin LLP, counsel to the Company (“Sidley Austin”), representatives of Parent and Parent’s advisors held various teleconferences to discuss questions occasioned by the due diligence materials disclosed in the electronic data room.

On February 9 (Tokyo time), 2015, Sidley Austin delivered to Morrison & Foerster an initial draft of the Merger Agreement.

From February 12, 2015 through February 24, 2015, Morrison & Foerster, on behalf of Parent, sent to the Company further due diligence requests, and representatives of the Company responded to such requests.

On February 13, 2015, representatives of Goldman Sachs contacted representatives of JPMorgan to discuss the proposed transaction.

On February 16, 2015, Morrison & Foerster provided Sidley Austin with an issues list on the first draft of the Merger Agreement.

On February 18, 19 and 20, 2015, representatives of Parent and its advisors met with representatives of the Company and its advisors in Chicago, Illinois for further due diligence presentations and meetings as well as to discuss and negotiate the draft Merger Agreement.

On February 24, 2015, representatives of Goldman Sachs contacted representatives of JPMorgan to discuss the status of the due diligence review and the Merger Agreement negotiations.

On February 24, 2015, Morrison & Foerster provided Sidley Austin with a revised draft of the Merger Agreement, along with an initial draft of the Tender and Support Agreement.

On February 24, 2015, Parent received from the Company financial projections for fiscal years 2015 through 2019 (as further described in the Schedule 14D-9 of the Company).

Between February 26, 2015 and March 4, 2015, Sidley Austin and Morrison & Foerster exchanged revised drafts of the Merger Agreement and continued to negotiate the terms thereof, including the Company’s request for a “go-shop” period, the restrictions under the conduct of business covenant and the governmental approvals that would be required as conditions to the transaction.

Between March 4, 2015, and March 6, 2015, representatives of JPMorgan contacted representatives of Goldman Sachs to discuss a potential bridge loan from Parent to the Company (the “Bridge Loan”), to enable to the Company to repay the indebtedness under its Credit Agreement that would become due upon the signing of the Merger Agreement.

Between March 9, 2015 and March 11, 2015, representatives of Parent held various teleconferences with representatives of the Company, in which the Company representatives proposed that the offer price be increased to $17.50 per share in light of the Company’s recent performance and prospects and in exchange for the removal of a “go-shop” period from the Merger Agreement.

On March 10, 2015, representatives of Goldman Sachs contacted representatives of JPMorgan to confirm the estimated cash position of the Company as of March 31, 2015 as well as the estimated cash burn rate of the Company.

On March 12, 2015, in a telephonic meeting with the Company, Parent indicated that it would not increase its offer price above $15.50 per share but agreed to provide the Bridge Loan to the Company.

On March 13, 2015, Morrison & Foerster sent to Sidley Austin a revised draft of the Merger Agreement and a draft term sheet for the Bridge Loan by FUJIFILM Holdings America Corporation to the Company.

Between March 13, 2015 and March 17, 2015, representatives of Morrison & Foerster and representatives of Sidley Austin had multiple telephone calls to further discuss and negotiate the terms of the Merger Agreement, the Tender and Support Agreement and the Bridge Loan. Among the points discussed were the Company’s request for a “go-shop” period, the minimum tender condition, the signatories to the Tender and Support Agreement and the Company’s request for an increase in the per-share offer price.

On March 15, 2015, representatives of the Company and Parent participated in a telephonic meeting. The representatives of the Company advised Parent that the Company could agree to Parent’s positions on the “go shop” provision, Tender and Support Agreements and the Bridge Loan, provided the parties would agree to the language of each of these provisions that had been drafted by Sidley Austin and reached agreement on a price. Representatives of the Company asked whether $15.50 per share was Parent’s best and final price, and representatives of Parent indicated they would respond following Parent’s executive committee meeting on March 19, 2015.

On March 17, 2015, Sidley Austin sent Morrison & Foerster an initial draft of a promissory note (the “Promissory Note”) reflecting the agreed terms of the Bridge Loan.

On March 17, 2015, representatives of the Company and Parent participated in a telephonic meeting. During the meeting, the representatives of Parent indicated they had received business approval, subject to the approval of Parent’s board of directors, to increase Parent’s proposed price per share to a final compromise price of $16.50 per share provided that the Company would agree to Parent’s position that the Merger Agreement not contain a “go shop” provision and the Company’s directors enter into Tender and Support Agreements in favor of the transaction. The representatives of Parent also indicated that Parent remained willing to provide the Bridge Loan requested by the Company. Representatives of the Company advised the representatives of Parent that they would take the revised terms to the Company’s board for consideration, and that, subject to the board’s approval, they believed that the Company and Parent had an agreement in principle on such terms.

On March 19, 2015, Morrison & Foerster sent to Sidley Austin a markup of the draft of the Promissory Note, and Sidley Austin sent to Morrison & Foerster a revised draft of the Merger Agreement and an initial draft of the Company disclosure letter.

On March 20, 2015, following a meeting of Parent’s executive committee during which the terms of the proposed transaction with the Company were discussed, a meeting of Parent’s board of directors was called for March 30, 2015 for the purpose of approving the Merger Agreement, the Offer and the other transactions.

On March 22, 2015, representatives of Goldman Sachs contacted representatives of JPMorgan to discuss the status, process and schedule for the proposed transaction.

Between March 20, 2015 and March 29, 2015, representatives of Morrison & Foerster and Sidley Austin finalized the terms of the Merger Agreement and the related agreements.

On March 29, 2015, the board of directors of the Company convened and approved the Merger Agreement and the Offer. Shortly thereafter, on March 30, 2015 (Tokyo time), the board of directors of Parent also approved the Merger Agreement, the Offer and the other transactions. After the receipt of such approvals, Parent and the Company executed and delivered the Merger Agreement, and the related agreements were executed and delivered by all the parties thereto. Following the execution and delivery of the agreements, before the opening of trading on Nasdaq on March 30, 2015, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

12. Purpose of the Offer; Plans for the Company; Other Matters.

Purpose of the Offer. The purpose of the Offer is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for shareholders to receive the transaction consideration and to complete the acquisition of the Company. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all issued and outstanding Shares.

If the Merger is completed, Parent will indirectly own 100% of the equity interests in the Company, and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Company and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

The Company shareholders who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the Merger is completed, the current shareholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration according to the Merger Agreement. See Section 13—“The Merger Agreement; Other Agreements.” Similarly, the current shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the Merger.

Plans for the Company. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, or the sale or transfer of a material amount of assets of the Company or its subsidiaries. Following the completion of the Offer but prior to the Merger, the Shares will continue to be registered under the Exchange Act. After completion of the Offer and the Merger, the Company will be a wholly owned indirect subsidiary of Parent. After completion of the Offer and the Merger, Parent expects to work with the Company’s management to evaluate and review the Company and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate the Company into Parent’s business units and market units. As a result of this review and integration, it is possible that we could implement changes to the Company’s business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations, including the winding up of the Company’s separate existence and integration of the Company’s business and operations into Parent. In addition, in connection with integrating the Company’s and Parent’s corporate structure, Parent may determine to reorganize, merge or consolidate the Company with one or more domestic or foreign subsidiaries of Parent. Parent reserves the right to change its plans and intentions at any time, as it deems appropriate.

If we do not acquire sufficient Shares in the Offer to complete the Merger in accordance with the “short-form” merger provision in Section 180.1104 of the Wisconsin Business Corporation Law (the “WBCL”), without a meeting of the shareholders of the Company, Purchaser will acquire additional Shares by exercising the Top-Up Option on the same day as the Offer closing if possible, and if that is not possible, as soon thereafter as possible, subject to the limitations set forth in the Merger Agreement.

Shareholder Approval. Under the WBCL, the approval of the boards of directors of Purchaser and the Company are required for approval of the Merger Agreement and completion of the Merger, and the affirmative vote of the holders of Shares representing a majority of the votes entitled to be cast by the holders of Shares outstanding on the record date for such approval is required to approve and adopt the Merger Agreement and complete the Merger, unless the “short-form” merger procedure described below is available or the Merger is subject to a supermajority vote of shareholders of the Company under Section 180.1131 of the WBCL as described below. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and completion by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption of the Merger Agreement by the requisite vote of the holders of the Shares, if required in accordance with the WBCL. After the Acceptance Time, the Company has agreed, if necessary, to call, establish a record date for, give notice of, convene and hold a meeting of its shareholders to vote upon the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser have agreed to vote all Shares then owned by them and their respective subsidiaries in favor of the approval and adoption of the Merger Agreement.

Section 180.1131 of the WBCL provides that a business combination is subject to a supermajority vote of shareholders, in addition to any approval otherwise required, if the fair price standard described in Section 15—“Certain Legal Matters” is not satisfied. If the Merger is subject to Section 180.1131 of the WBCL, the supermajority vote standard would require that the Merger be approved by eighty percent (80%) of the voting power of the Shares and at least two-thirds of the voting power of the Shares not beneficially owned by Parent or Purchaser or any of their respective affiliates or associates, in each case, voting together as a single group. A business combination subject to Sections 180.1130 to 180.1133 of the WBCL does not include a “short-form” merger pursuant to Section 180.1104 of the WBCL. We expect that we will be able to complete the Merger as a “short-form” merger pursuant to Section 180.1104 of the WBCL and, therefore, that the supermajority vote requirements of Section 180.1131 of the WBCL will not apply to the Merger, because, as discussed in Section 13—“The Merger Agreement; Other Agreements,” the Company granted Purchaser an irrevocable Top-Up Option to purchase from the Company up to that number of Shares that, when added to the number of Shares owned by us at the time of exercise of the Top-Up Option, will constitute more than ninety percent (90%) of the Adjusted Outstanding Share Number. If Purchaser does not acquire sufficient Shares in the Offer and after expiration of any Subsequent Offering Period to allow us to exceed the threshold for a “short-form” merger pursuant to Section 180.1104 of the WBCL upon exercise of the Top-Up Option and the fair price standard in Section 180.1132 of the WBCL is not satisfied, the Merger would be subject to the supermajority vote requirements in Section 180.1131 of the WBCL. See Section 15—“Certain Legal Matters” for more information.

Short-Form Merger. Section 180.1104 of the WBCL provides that a corporation owning at least ninety percent (90%) of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary into itself or merge itself into the subsidiary without approval of the shareholders of the subsidiary. Accordingly, if, as a result of the Offer, the exercise of the Top-Up Option, we directly or indirectly own at least ninety percent (90%) of the outstanding Shares, and all conditions to our obligations to complete the Merger are satisfied, we will effect the Merger without prior notice to, or any action by, any other shareholder of the Company. If Purchaser does not acquire sufficient Shares in the Offer and after expiration of any Subsequent Offering Period, to complete a “short-form” merger under Section 180.1104 of the WBCL, Purchaser will exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, to purchase a number of Shares required to complete a “short-form” merger, taking into account the Shares issued upon exercise of the Top-Up Option

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following completion of the Offer and, in the Merger, shareholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders before completion of a transaction.

Dissenters’ Rights. Holders of Shares tendered in the Offer will not be entitled to exercise statutory dissenters’ rights under the WBCL. Following the Acceptance Time, if necessary for us to own at least ninety percent (90%) of the Adjusted Outstanding Share Number, we will exercise the Top-Up Option and purchase additional Shares sufficient to cause us to own more than ninety percent (90%) of the Adjusted Outstanding Share Number, taking into account those Shares issued upon exercise of the Top-Up Option, and complete a “short-form” merger under Section 180.1104 of the WBCL, without the necessity of holding a meeting of the Company’s shareholders to approve the Merger. Although the WBCL is not entirely clear as to whether dissenters’ rights apply to a “short-form” merger under Section 180.1104 of the WBCL, we intend to take the position that under Section 180.1302 of the WBCL, holders of Shares will not have dissenters’ rights if the Shares continue to be quoted on Nasdaq on the date used for purposes of determining whether the Merger may be consummated as a “short-form” merger. Accordingly, if a shareholder does not tender its Shares in the Offer and the Merger is consummated, we believe that any such shareholder will not have dissenters’ rights under the WBCL. However, if the Offer is successful and a subsequent Merger involving the Company is consummated and dissenters’ rights do apply to the Merger, whether because the Shares are no longer listed on Nasdaq on such record date or otherwise, then shareholders who have not tendered their Shares in the Offer and do not vote in favor of the Merger, and who otherwise comply with the procedures set forth in Sections 180.1301 to 180.1331 of the WBCL, will have certain rights under the WBCL to a judicial determination of the fair value of their Shares and to receive a cash payment equal to such fair value of their Shares, plus accrued interest, from the surviving corporation. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Offer or any subsequent Merger or the market value of the Shares. The value so determined in any such proceeding could be the same as, more than or less than the price per Share to be paid in the Offer or any subsequent Merger.

13. The Merger Agreement; Other Agreements

The Merger Agreement

In addition to the conditions of the Offer described in Section 14—“Conditions of the Offer,” the following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below. Capitalized terms not otherwise defined herein will have the meanings set forth in the Merger Agreement.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five (5) business days after the execution of the Merger Agreement. The obligation of Purchaser to accept for payment and pay for all Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions that are described in Section 14—“Conditions of the Offer.” Purchaser and Parent have agreed that, without the prior written consent of the Company, Purchaser may not, and Parent may not permit Purchaser to, (i) reduce the number of Shares subject to the Offer; (ii) reduce the Per Share Amount; (iii) amend, modify or waive the Minimum Tender Condition; (iv) add to the Offer Conditions set forth in the Merger Agreement and described in Section 14—“Conditions of the Offer” or amend, modify or supplement any Offer Condition in any manner adverse to the Company’s shareholders; (v) except as expressly provided in the Merger Agreement, terminate, extend or otherwise amend or modify the expiration date of the Offer; (vi) change the form of consideration payable in the Offer; (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the Company’s shareholders; or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, except that the prior written consent of the Company for any “subsequent offering period” will not be unreasonably withheld, conditioned or delayed; provided, however, that the Company may withhold such consent if, at any time prior to any “subsequent offering period,” the Top-Up Option is exercisable in accordance with the Merger Agreement.

Extensions of the Offer/Subsequent Offering Period. The Merger Agreement provides that Purchaser will, and Parent will cause Purchase to, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) business days (or such longer period as the parties may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition set forth in the Merger Agreement and described in Section 14—“Conditions of the Offer” of the Offer to Purchase (other than the Minimum Tender Condition) has not been satisfied or waived, until such time as each such condition has been satisfied or waived and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. The Merger Agreement also provides that if, at any then-scheduled expiration of the Offer, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, then Purchaser may and, if requested by the Company, Purchaser will, and Parent will cause Purchaser to, extend the Offer by increments of five (5) business days; provided, that the maximum number of days that the Offer may be extended pursuant to the Merger Agreement is twenty (20) business days unless mutually agreed in writing by the Company and Parent. Notwithstanding the foregoing, Purchaser is not required to extend the Offer beyond the Outside Date (as defined below).

Top-Up Option. Under the terms of the Merger Agreement, the Company granted Purchaser an option to purchase from the Company the lowest number of newly issued Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent or Purchaser and any other wholly owned subsidiary of Parent immediately prior to the time of exercise of the Top-Up Option, constitutes at least one Share more than ninety percent (90%) of the Adjusted Outstanding Share Number immediately after the issuance of the Top-Up Option Shares. We refer to this option as the “Top-Up Option.” The exercise price for each Top-Up Option Share is equal to the Per Share Amount. The Merger Agreement provides that the Top-Up Option is not exercisable unless (i) immediately after the exercise of the Top-Up Option and the issuance of Top-Up Option Shares (and not before), the Short-Form Threshold is reached (assuming the issuance of the Top-Up Option Shares); (ii) no Governmental Entity of competent jurisdiction has issued or granted any order, writ, injunction, judgment or decree prohibiting the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise; and (iii) the issuance of the Top-Up Option does not cause the Company to have shares of common stock of the Company outstanding in excess of the number of shares of common stock of the Company authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up Option. Under the Merger Agreement, the purchase price for the Top-Up Option Shares is paid by Purchaser to the Company, at Parent’s election, either (i) entirely in cash or (ii) by (A) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (B) issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price for the Top-Up Option Shares less the amount paid in cash (the “Promissory Note”). The Promissory Note will bear simple interest at a rate of 5.00% per annum in arrears at maturity, will mature on the first anniversary of the date of its issuance, will be full recourse to Parent and Purchaser, may be prepaid, at any time, in whole or in part, without premium or penalty, and will have no other material terms. The Merger Agreement provides that Purchaser shall, and Parent shall cause Purchaser to, exercise the Top-Up Option on the same day as the closing of the Offer if possible, and if that is not possible, as soon thereafter as possible.

The Merger. The Merger Agreement provides that, in accordance with Wisconsin law, Purchaser will merge with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation and will become a wholly owned indirect subsidiary of Parent. At the Effective Time, each issued and then outstanding Share, other than Dissenting Shares or any Shares owned or held by the Company, Purchaser, Parent or any of their respective subsidiaries, is canceled and converted into and constitute the right to receive the Per Share Amount. Further, each issued and outstanding share of the capital stock of Purchaser is converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the surviving corporation.

The Merger Agreement provides that each Company Option outstanding immediately prior to the Effective Time will fully vest and be cancelled automatically at the Effective Time and will thereafter represent the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such cancelled Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Per Share Amount over (B) the Option Payments; provided, however, that (i) any such Company Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Per Share Amount will be cancelled in exchange for no consideration and (ii) such Option Payments may be reduced by the amount of any required tax withholdings as provided in the Merger Agreement. Parent will cause the surviving corporation to make the Option Payments as promptly as practicable after the Effective Time.

The Merger Agreement provides that each outstanding award of Shares subject to forfeiture restrictions or other restrictions (each, a Restricted Stock) outstanding immediately prior to the Effective Time will fully vest and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares will lapse, and each such Share will be canceled and converted into and constitute the right to receive the Per Share Amount.

If the holder of any outstanding warrant to purchase Shares (a) fails to properly or timely exercise such warrant or (b) fails to pay the applicable exercise price, in either case, before the Effective Time, such warrant shall expire unexercised, and no Shares shall be issued in respect thereof. The Offer will not otherwise modify the terms of the warrants.

The Merger Agreement further provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers of the surviving corporation. Also at or immediately after the Effective Time, the articles of incorporation of the Company will be the articles of incorporation of the surviving corporation. Further, at or immediately after the Effective Time, the bylaws of the Company will be amended and restated in their entirety to read as the bylaws of Purchaser, as in effect immediately prior to the Effective Time, and as so amended and restated, will be the bylaws of the surviving corporation (except that references to the name of Purchaser will be replaced by references to the name of the surviving corporation).

Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, except as contemplated by the Merger Agreement, the Company will, and will cause each subsidiary of the Company to, (i) conduct its operations in the ordinary course of business substantially consistent with past practice and (ii) use commercially reasonable efforts to maintain substantially intact its business organization insurance coverage, business relationships and the goodwill of those having business relationships with it, in each case, to the extent permitted by the Merger Agreement.

Without limiting the generality of the foregoing, the Merger Agreement sets forth certain specific restrictions on the conduct of the Company’s business, including restrictions (with certain exceptions) relating to: amending its articles of incorporation or bylaws; issuing securities of the Company or any of its subsidiaries; adjusting, splitting, combining, recapitalizing or reclassifying any capital stock or other equity interest of the Company; selling, licensing or otherwise disposing of assets of the Company or any of its subsidiaries; declaring dividends; reclassifying, combining, splitting, subdividing or amending the terms of, or redeeming, purchasing or otherwise acquiring any of its equity securities; merging or consolidating the Company or any of its subsidiaries; making acquisitions; incurring indebtedness; making loans to third parties; adopting or materially amending employment agreements, employee benefit plans or arrangements; filing tax returns inconsistent with past practice, making tax elections inconsistent with past practice or settling tax liabilities; changing accounting methods; making capital expenditures; terminating or permitting any Company Permit to lapse; failing to maintain insurance policies; commencing or settling material legal or other claims; entering into pay or performance guarantees or indemnification agreements; entering into, amending, waiving, giving consent under or terminating certain agreements or contracts that would be considered Material Contracts; and agreeing to take any of the actions listed above.

The Merger Agreement also provides that Purchaser, during the period from the date of the Merger Agreement until the Effective Time, will not, engage in any activity of any nature except for activities related to or in furtherance of the transactions (including enforcement of its rights under the Merger Agreement) or as provided in or expressly contemplated by the Merger Agreement. Parent further guarantees the performance by Purchaser of all of the obligations of Purchaser in accordance with the terms of the Merger Agreement.

Reasonable Best Efforts; Antitrust Filings. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto must use its respective reasonable best efforts to consummate the transactions and to cause the conditions to the Offer and the Merger to be satisfied. Without limiting the generality of the foregoing, each of Parent and the Company will (and Parent will cause each of its affiliates to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary in connection with the consummation of the transactions; (ii) as promptly as practicable, and in any event within five (5) business days after the date of the Merger Agreement, make and not withdraw (without the Company’s consent) all registrations and filings with any Governmental Entity or other persons necessary in connection with the consummation of the transactions, including the filings required of them or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable; (iii) defend all lawsuits or other legal, regulatory or other proceedings to which it or any of its affiliates is a party challenging or affecting the Merger Agreement or the consummation of the transactions, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding; (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions, in each case until the issuance of a final, non-appealable order with respect thereto; (v) seek to resolve any objection or assertion by any Governmental Entity challenging the Merger Agreement or the transactions and (vi) execute and deliver any additional instruments necessary to consummate the transactions.

In furtherance of the obligations set forth in the prior paragraph, Parent is required to promptly take (and to cause each of its affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment and obtain all approvals and consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the surviving corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions; provided, however, that Parent shall not be required to take any such action to the extent that such action would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent.

Each of the parties further agreed subject to certain limitations to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the transactions. Each of the parties further agreed to consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions. In addition, subject to certain limitations, each of the parties further agreed to permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

Shareholders’ Meeting. Pursuant to the Merger Agreement, if, after the Acceptance Time and, if applicable, the closing of the purchase of the Top-Up Option Shares, approval of the shareholders of the Company is required under applicable law to consummate the Merger, the Company will take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) as soon as reasonably practicable after the Acceptance Time. At such meeting, Parent and Purchaser are required to cause all Shares then owned by them and their respective subsidiaries to be voted in favor of the adoption of the Merger Agreement. If following the consummation of the Offer and the exercise of the Top-Up Option, if applicable, Parent, Purchaser and their respective subsidiaries collectively own the Short-Form Threshold, the parties will take such necessary and appropriate actions in order to cause the Merger to be completed (and the Closing to occur) as promptly as reasonably practicable thereafter in accordance with Section 180.1104 of the WBCL without convening the Company Shareholder Meeting.

Proxy Statement. The Merger Agreement provides that the Company will, if approval of the Company’s shareholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file a proxy statement with the SEC with respect to the Company Shareholder Meeting. Under the Merger Agreement, the parties will use their respective reasonable best efforts to have the proxy statement cleared by the SEC promptly as reasonably practicable after such filing. Each of the Company, Parent and Purchaser will consult with the other parties to prepare the proxy statement or any related documents (or in each case, any amendment or supplement thereto) and to respond promptly to all comments of and requests by the SEC. The Company will hold the Shareholder Meeting as promptly as reasonably practicable after the proxy statement is cleared by the SEC.

Access to Information. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, upon reasonable notice and subject to applicable laws and certain other limitations relating to the exchange of information, the Company will afford Parent, Purchaser and their respective representatives access during normal business hours to the books, records, officers, employees, properties, offices and other facilities of the Company or its subsidiaries; provided that such access will not interfere with the operations of any business conducted by the Company or its subsidiaries. Subject to certain limitations, the Company also agreed to furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and its subsidiaries as Parent or its representatives may reasonably request.

No Solicitation of Transactions. The Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, it will not, directly or through any of its subsidiaries and that it will direct the Company representatives not to, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making or submission of any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, a Competing Proposal (as defined below); (ii) furnish any non-public information regarding the Company or any of its subsidiaries to any third person in connection with, or under circumstances that would reasonably be expected to lead to, a Competing Proposal; (iii) participate in any discussions or negotiations with any third person with respect to any Competing Proposal, (iv) amend, terminate or waive any provisions of any confidentiality, standstill or similar agreement to which it is a party with respect to any actual or potential Competing Proposal; (v) execute or enter into any letter of intent, agreement in principle or acquisition agreement relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the transactions (an “Acquisition Agreement”); or (vi) agree or publicly announce an intention to do any of the foregoing.

Notwithstanding the immediately preceding paragraph, prior to the Acceptance Time, the Company may furnish information to, or enter into discussions or negotiations with, any person that has made a bona fide Competing Proposal if, and only to the extent that: (i) the receipt of such Competing Proposal did not result from a material breach of the non-solicitation provisions in the Merger Agreement; (ii) the Company’s board of directors, after consulting with the Company’s outside legal and financial advisors, determines in good faith that such Competing Proposal, constitutes or could reasonably be expected to result in a Superior Proposal (as defined below); provided, however, that the Company (A) will not, will not permit its subsidiaries or authorize Company representatives to, disclose any non-public information regarding the Company without first entering into an Acceptable Confidentiality Agreement with such person, (B) will promptly provide Parent with the identity of the third party making such Competing Proposal and a copy thereof (including drafts of any documentation and financing commitments submitted to the Company by such third party at the time it makes such Competing Proposal) or, if not made in writing, a written summary of the material terms and conditions of such Competing Proposal and (C) will as promptly as practicable provide to Parent any material information concerning the Company or its subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to Parent. In addition, the Company has agreed, as promptly as practicable to notify Parent in writing if the Company or, to the knowledge of the Company, any of the Company representatives receives any indication of interest, inquiry or request for discussions or information from any third party with respect to, or that would reasonably be expected to lead to, a Competing Proposal, including the identity of such third party and the nature of such indication, inquiry or request and will keep Parent informed on a prompt basis of any material developments or discussions with respect thereto.

The Company has agreed that neither the Company nor any committee thereof will (i) adopt, authorize, approve, recommend or submit to a vote of its shareholders any Competing Proposal; (ii) fail to include in the Schedule 14D-9, or withdraw, withhold, modify or amend, in a manner adverse to Parent, the recommendation of the to the Company’s shareholders to accept, and tender their Shares pursuant to, the Offer and, to the extent applicable, adopt and approve the Merger Agreement and the Merger (the “Company Recommendation”) or (iii) fail to publicly reaffirm the Company Recommendation within ten (10) business days of receipt of a written request by Parent following a Competing Proposal becoming publicly known (any action set forth in clauses (i) through (iii) above, a “Change of Company Recommendation”).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time, the Company’s board of directors may, following receipt of a Competing Proposal that constitutes a Superior Proposal, make a Change of Company Recommendation in connection with a concurrent termination of the Merger Agreement, but only if (i)(A) the Competing Proposal (that did not result from a material breach of the non-solicitation provisions in the Merger Agreement) is made to the Company by a third person and is not withdrawn and (B) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal; (ii) the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”) in accordance with the Merger Agreement; (iii) the Company has negotiated in good faith with Parent with respect to any changes to the terms of the Merger Agreement proposed by Parent for at least five (5) Matching Period Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal will require a new Notice of Change of Recommendation and an additional period of three (3) Matching Period Business Days from the date of such notice); and (iv) following the negotiation period contemplated by clause (iii) above, the Company’s board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal will continue to constitute a Superior Proposal if such changes proposed by Parent to the Company were to be given effect.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time, the Company’s board of directors may, following a material event, change or development (other than in connection with a Competing Proposal) that qualifies as an Intervening Event, make a Change of Company

Recommendation in connection with a concurrent termination of the Merger Agreement, but only if (i) the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation; (ii) the Company has negotiated in good faith with Parent with respect to any changes to the terms of the Merger Agreement proposed by Parent for at least five (5) days following receipt by Parent of such notice; and (iii) following the negotiation period contemplated by clause (ii) above, the Company’s board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to a Change of Company Recommendation in light of such Intervening Event would reasonably be likely to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement also permits the Company’s board of directors to (i) disclose to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and (ii) make any disclosure to the Company’s shareholders if, in the good faith judgment of the Company’s board of directors after consultation with outside counsel, failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary obligations under applicable law.

As used in the Merger Agreement, “Competing Proposal” means, other than the transactions, any proposal or offer (other than a proposal or offer by Parent or any of its affiliates) from any person relating to (a) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of the Company and its subsidiaries, taken as a whole or (b) the acquisition in any manner, directly or indirectly, by any person of more than twenty percent (20%) of the issued and outstanding Shares.

As used in the Merger Agreement, “Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) that did not result from a breach of the non-solicitation provision of the Merger Agreement made by any person on terms that the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is (i) reasonably likely to be consummated within a reasonable period of time in accordance with its terms, if accepted; (ii) not subject to a financing condition and (iii) more favorable, from a financial point of view, to the Company’s shareholders than the transactions, in each case taking into account all relevant factors as the Company’s board of directors considers to be appropriate (including the conditionality, timing and terms of such proposal and the legal, financial and regulatory aspects thereof).

State Takeover Laws. The Merger Agreement provides that the parties will use all reasonable efforts (i) to take all action necessary so that, to the greatest extent practicable, no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law, including, without limitation, the provisions of Section 180.1141 of the WBCL and Section 180.1150 of the WBCL (a “Takeover Statute”) is or becomes applicable to restrict or prohibit the Merger or the other transactions and (ii) if any Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other transactions, to take all action necessary so that the Merger and the other transactions may be consummated as promptly as practicable and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Company Employee Benefits. For a period of twelve (12) months following the Effective Time, Parent will, or will cause its subsidiaries, including the surviving corporation to, provide (i) base salary, wages and commission opportunities to each individual who is an employee of the Company or its subsidiaries immediately prior to the Effective Time (each, a “Company Employee”), that are no less favorable than the base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Effective Time; (ii) an annual bonus opportunity (which for this purpose will mean the bonus that is payable upon attainment of target performance) to each Company Employee that is not less than the annual bonus opportunity provided to such Company Employee immediately prior to the Effective Time; (iii) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under any Company benefit plan that is a severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time; and (iv) other compensation and benefits (including paid-time off but excluding equity compensation) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time.

Without limiting the generality of the foregoing, except as consented to by the Company or any of its subsidiaries or any Company Employee, as appropriate, from and after the Effective Time, Parent will, or will cause its subsidiaries, including the surviving corporation, to, assume, honor and continue all of the Company benefit plans that are severance, retention or termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any of its subsidiaries and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions (either alone or in combination with any other event) and, for the duration of the Benefit Protection Period, or such longer period of time as required under the terms of the applicable plan, policy, program or arrangement, will do so without any amendment or modification, other than any amendment or modification required to comply with applicable law or as consented to by the relevant parties.

The Merger Agreement further provides that for purposes of determining eligibility to participate, level of benefits and vesting (but not benefit accrual under any defined benefit or similar plans) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its subsidiaries, including the surviving corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or of its subsidiary will be treated as service with Parent or any of its subsidiaries, including the surviving corporation; provided, however, that such service need not be recognized to the extent that it will result in any duplication of benefits or to the extent that such service was not recognized under a corresponding Company benefit plan in which the Company Employee participated immediately prior to the Effective Time.

Under the Merger Agreement, Parent will, or will cause its subsidiaries, including the surviving corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries, including the surviving corporation, in which Company Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, other than limitations, exclusions, work requirements or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Company benefit plan immediately prior to the Closing Date. Parent will, or will cause its subsidiaries, including the surviving corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment or similar limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) are eligible to participate from and after the Effective Time.

Notwithstanding the foregoing, nothing described this section will (i) be treated as an amendment of any Company benefit plan or other employee benefit plan, policy or arrangement; (ii) give any employee or former employee or any associated individual or any employee benefit plan or trustee of such persons or any other third person any right to enforce the provisions of the Merger Agreement; or (iii) obligate Parent, the surviving corporation or any of their affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.

Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses will be paid by the party incurring such expense. Parent will, or will cause the surviving corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the Merger. All transfer, documentary, sales, use, stamp, registration and other similar taxes incurred in connection with the transactions will be paid when due by Parent, Purchaser or, after the Closing, the surviving corporation.

Directors’ and Officers’ Indemnification and Insurance. For at least six (6) years from and after the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, to the fullest extent permitted by applicable law, indemnify all past and present directors and officers of the Company and its subsidiaries (including in his or her capacity as fiduciary under any benefit plan of the Company or any of its subsidiaries) (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the next sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent they are based on or arise out of the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries or served as a fiduciary under any benefit plan of the Company or any of its subsidiaries (the “Indemnified Liabilities”); and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), the surviving corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

The Merger Agreement further provides that the Company is permitted to, prior to the Effective Time, and if the Company fails to do so, Parent will cause the surviving corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage to the Indemnified Parties for a period of six (6) years from and after the Effective Time for events occurring on or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and not less favorable in the aggregate to the intended beneficiaries than the Company’s existing directors’ and officers’ liability insurance policy; provided, that the Company will consult with Parent regarding the selection of such “tail” insurance policy; provided, further, that the annual premium for such policies does not exceed in any one year three hundred percent (300%) of the annual aggregate premium(s) under the Company’s existing policies. If the Company and the surviving corporation fails to obtain such “tail” insurance policy, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period are being adjudicated) the D&O Insurance in place as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date of the Merger Agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O Insurance during such six-year period (and for so long thereafter as any claims brought before the end of such six-year period are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date of the Merger Agreement.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties, including representations by the Company to Parent and Purchaser as to: organization and standing; ownership of subsidiaries and the organization and good standing of each such subsidiary; capitalization; corporate power and authority to enter into the Merger Agreement; absence of conflicts with, or filings and consents required in connection with, the Merger Agreement; permits and compliance with Laws; Company SEC documents and financial statements; information supplied by or on behalf of the Company or its subsidiaries; internal controls and disclosure controls; absence of certain changes; undisclosed liabilities; litigation; employee benefits; labor; tax matters; real property; environmental matters; intellectual property; contracts; insurance; opinion of its financial advisor; takeover statutes; vote required to approve the Merger under applicable law; brokers; anti-corruption matters; U.S. government contracts; and export controls.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or by “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” with respect to the Company means any change, circumstance, event or effect (each an “Effect”) that, when considered either individually or in the aggregate together with all other Effects, is, or would reasonably be expected to have, a material adverse effect on the business, financial condition or continuing results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following will constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of the Merger Agreement or the transactions or the consummation of the transactions, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and its subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates) or any Effect affecting any business or industries in which the Company and its subsidiaries operate; (c) the suspension of trading in securities generally on Nasdaq; (d) any adoption, implementation, proposal or change in any applicable law, GAAP or accounting standards or interpretation of any of the foregoing; (e) any action taken by the Company or any of its subsidiaries that is required by the Merger Agreement or with Parent’s written consent or at Parent’s request or the failure by the Company or any of its subsidiaries to take any action that is prohibited by the Merger Agreement; (f) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; (g) any actions or claims made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former shareholders) arising out of the Merger Agreement or the transactions; (h) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (i) any changes in the market price or trading volume of the equity securities of the Company, any changes in the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of its subsidiaries or any failure of the Company to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Merger Agreement (it being understood that the exceptions in this clause (i) will not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (h)) from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that with respect to clauses (b), (d), (f) and (h), such Effects will be taken into account to the extent they disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its subsidiaries operate.

In the Merger Agreement, Parent and Purchaser have jointly and severally made representations and warranties to the Company, including representations relating to: organization and standing; corporate power and authority to enter into the Merger Agreement; the absence of conflicts with, or filings and consents required in connection with, the Merger Agreement; information supplied by or on behalf of Parent or Purchaser or any of its affiliates; litigation; capitalization and operations of Purchaser and ownership of Company common stock; financing; brokers; absence of certain arrangements; acknowledgement of no other representations or warranties; and investment intention.

The representations and warranties contained in the Merger Agreement are made only for the purposes of the Merger Agreement and as of specified dates, are solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations or warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Purchaser or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the Company has delivered to Parent and Purchaser. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Purchaser’s public disclosures.

Certain Indebtedness. Immediately prior to entering into the Merger Agreement, the Company executed and delivered a promissory note to FUJIFILM Holdings America Corporation, a Delaware corporation (“Lender”), evidencing the Loan (as defined below). On March 30, 2015, Parent caused Lender to lend to the Company $12,100,000 (the “Loan”), which is the amount required to pay off all amounts owing under that certain Credit Agreement, dated as of June 27, 2013, by and among the Company and the various other parties thereto (the “Existing Credit Agreement”). The Company agreed to use the proceeds of the Loan to pay off such amounts owing under the Existing Credit Agreement as soon as possible following receipt of such proceeds.

Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent), at or prior to the Effective Time, of the following conditions: (i) the Offer closing has occurred; (ii) no Governmental Entity has issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the consummation of the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that this condition is not available to any party (x) whose failure to fulfill certain of its obligations pursuant to the Merger Agreement results in the failure of this condition to be satisfied or (y) in connection with or as a result of a Specified Foreign Law (as defined below); and (iii) unless the Merger is completed pursuant to Section 180.1104 of the WBCL, the Merger Agreement has been duly adopted by the Company Shareholder Approval; provided that the Company Shareholder Approval is not a condition to the obligations of Parent and Purchaser if Parent and Purchaser do not vote or cause to be voted at the Company Shareholder Meeting all of the Shares then beneficially owned by them in favor of the approval of the Merger and the adoption of the Merger Agreement.

Termination. The Merger Agreement provides that it may be terminated at any time prior to the Acceptance Time:

(i) by mutual written consent of Parent and the Company;

(ii) by either the Company or Parent, if the Acceptance Time has not occurred on or before the date that is ninety (90) days after the date of the Merger Agreement (the “Outside Date”); provided, however, that if all of the Offer Conditions, other than the condition that any applicable waiting period (or any extensions thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger has expired or been terminated, has been satisfied or is capable of being satisfied at such time, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond the date that is one hundred and twenty (120) days after the date of the Merger Agreement, the latest of any of which dates will thereafter be deemed to be the Outside Date;

(iii) by either the Company or Parent, if the Offer Termination has occurred;

(iv) by either the Company or Parent, if a Governmental Entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting the Offer or the consummation of the Offer or the Merger, and such Law has become final and non-appealable, if applicable; provided, that the right to terminate the Merger Agreement under this paragraph shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such Law; provided, further, that the right to terminate the Merger Agreement under this paragraph is not available to any party (i) if such party has failed to comply with its obligations relating to consummation of the transactions or (ii) in connection with or as a result of a Specified Foreign Law;

(v) by Parent if the Company effects a Change of Company Recommendation or enters into an Acquisition Agreement;

(vi) by the Company if the Company’s board of directors has effected a Change of Company Recommendation in connection with a Superior Proposal in order to enter into a definitive acquisition agreement and, concurrently with such termination, the Company enters into an Acquisition Agreement with respect to the applicable Superior Proposal;

(vii) by the Company if the Company’s board of directors has withdrawn, modified or amended the Company Recommendation in connection with an Intervening Event;

(viii) by Parent, if: (i)(A) there is an inaccuracy in the Company’s representations contained in the Merger Agreement or (B) the Company has failed to perform its covenants contained in the Merger Agreement, in either case such that the applicable Offer Conditions will not be satisfied; (ii) Parent has delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform has not been cured; provided, however, that Parent is not permitted to terminate the Merger Agreement pursuant to this paragraph if the inaccuracy of the representations of Parent or Purchaser contained in the Merger Agreement or Parent’s or Purchaser’s failure to perform its covenants contained in the Merger Agreement has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the transactions;

(ix) by the Company, if (i)(A) there is an inaccuracy in Parent’s or Purchaser’s representations contained in the Merger Agreement or (B) Parent or Purchaser fails to perform its covenants contained in the Merger Agreement, in either case that has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the transactions; (ii) the Company has delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform has not been cured; provided, however, that the Company is not permitted to terminate the Merger Agreement pursuant to this paragraph if the inaccuracy of the representations of the Company contained in the Merger Agreement or the Company’s failure to perform its covenants contained in the Merger Agreement is such that the applicable Offer Conditions will not be satisfied; or

(x) by the Company, if (i) all the Offer Conditions have been satisfied or waived as of the expiration of the Offer and (ii) the Offer closing does not occur within three (3) Business Days in accordance with the terms of the Merger Agreement.

Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement becomes void and there is no liability on the part of any party or any of its subsidiaries, officers or directors, except that certain provisions relating to confidentiality, fees and expenses, general provisions and any liabilities or damages incurred or suffered by a party as a result of another party’s fraud or the knowing and intentional material breach by another party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement will each survive any such termination.

Fees and Expenses. In the event that the Merger Agreement is terminated:

(i) by (A) Parent if the Company effects a Change of Company Recommendation or enters into an Acquisition Agreement or (B) the Company if the Company effects a Change of Company Recommendation in connection with a Superior Proposal or an Intervening Event, then the Company will pay to Parent or its designee, within two (2) business days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), an amount in cash equal to $8,317,000 (the “Company Termination Fee”); or

(ii)(A) by either Parent or the Company in connection with reaching the Outside Date, the Offer Termination, or a breach by the Company of its representations or covenants in the Merger Agreement, (B) after the date of the Merger Agreement and prior to the Offer Termination a Competing Proposal has been made to the Company and not withdrawn and (C) within twelve (12) months after the termination of the Merger Agreement, the Company has consummated a Competing Proposal or entered into an Acquisition Agreement with respect to a Competing Proposal (in each case, which Competing Proposal may be the same as or different from the Competing Proposal referred to in clause (B)), then the Company will pay to Parent or its designee the Company Termination Fee within two (2) business days after the earliest to occur of such consummation or entry into an Acquisition Agreement; provided that for purposes of this paragraph, the term “Competing Proposal” has the meaning assigned to such term, except that all percentages are changed to “50%”.

Under the Merger Agreement, in no event is the Company required to pay to Parent more than one Company Termination Fee. In the event that Parent receives full payment of the Company Termination Fee pursuant to the terms of the Merger Agreement, except for fraud or the knowing and intentional material breach of the Merger Agreement by the Company, the receipt of the Company Termination Fee is the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the transactions (and the abandonment thereof) or any matter forming the basis for such termination.

Waiver and Amendment. Parent and Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance by the other with any of the covenants or conditions contained in the Merger Agreement; provided, however, that after the Acceptance Time, there may not be any extension or waiver of the Merger Agreement that decreases the Merger consideration or that adversely affects the rights of the Company’s shareholders without the approval of the Company’s shareholders at a duly convened meeting of the Company’s shareholders called to obtain approval of such extension or waiver. Any such extension or waiver is valid only if set forth by a written agreement signed by the party or parties to be bound, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

The Merger Agreement may be amended by the Company, Parent and Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Acceptance Time, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s shareholders without obtaining such further approval. Further, the Merger Agreement may not be amended except by a written agreement executed by all the parties.

Governing Law, Consent to Jurisdiction and Waiver of Trial by Jury. The Merger Agreement is governed by the Laws of the State of Wisconsin, without giving effect to the principles of its conflicts of Law.

Under the Merger Agreement, each party has agreed that any legal action or proceeding arising out of or relating to the Merger Agreement brought by any other party or its successors or assigns is brought and determined in the United States Federal District Court for the Western District of Wisconsin (and to the extent such court does not have jurisdiction, the state courts of the State of Wisconsin located in the county of Dane, Wisconsin), and each party has agreed to submit to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to the Merger Agreement or the transactions. Each party has agreed not to commence any action, suit or proceeding except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court described above. Each party has further agreed that notice as provided in the Merger Agreement will constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each party has agreed to waive, and not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to the Merger Agreement or the transactions; (i) any claim that it is not personally subject to the jurisdiction of the courts described above for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) the Merger Agreement, or the subject matter thereof, may not be enforced in or by such courts.

Under the Merger Agreement, each party has further agreed to waive any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to the Merger Agreement or any of the transactions.

Specific Performance. The parties have agreed that irreparable damage will occur in the event that any of the provisions of the Merger Agreement were not performed, or were threatened to be not performed, in accordance with its specific terms or were otherwise breached. Therefore, the parties have agreed that they are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically its terms and provisions, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed that no bond or similar interest are required to be obtained as a condition to institute any proceeding for specific performance.

Tender and Support Agreements

The following is a summary of the material provisions of each of the Tender and Support Agreements, dated as of March 30, 2015 (the “Tender and Support Agreements”), among Parent, Purchaser and certain shareholders of the Company (together, the “Certain Shareholders”), who collectively hold 1,949,640 Shares (such Shares, together with any other Shares that such Certain Shareholders acquires after the date of the Tender and Support Agreements and prior to the earlier of the Effective Time and the termination of their obligations under the Tender and Support Agreements, the “Applicable Shares”). This summary is qualified in its entirety by reference to the Tender and Support Agreements, which are incorporated herein by reference, and copies or a form of which has been filed with the SEC as an exhibit to the Schedule TO. Shareholders and other interested parties should read the copies or form of the Tender and Support Agreements in its entirety for a more complete description of the provisions summarized below.

Pursuant to the terms of each of the Tender and Support Agreements, while the applicable Tender and Support Agreement is in effect, each of the Certain Shareholders agreed, before the initially scheduled expiration of the Offer, to (i) tender into the Offer all of their Applicable Shares, free and clear of all liens and (ii) not withdraw, or cause to be withdrawn, their Applicable Shares from the Offer at any time. If a Certain Shareholder acquires Applicable Shares after the date of the Tender and Support Agreement to which it is a party, the Certain Shareholders will, while such Tender and Support Agreement is still in effect, (i) tender, or cause to be tendered, its Applicable Shares into the Offer prior to the then applicable expiration of the Offer and (ii) not withdraw, or cause to be withdrawn, its Applicable Shares from the Offer at any time.

Each of the Certain Shareholders also agreed, while the applicable Tender and Support Agreement is in effect, to vote (or cause to be voted) all of their Applicable Shares (a) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby (including any motion to adjourn or postpone the

Company Shareholder Meeting as required or permitted by the Merger Agreement) and (b) against (i) any agreement or arrangement related to any Competing Proposal; (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries; and (iii) any other action or transaction the consummation of which is known to the Certain Shareholders to be intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

The Certain Shareholders further agreed not to exercise any rights that may be available to them to demand appraisal of any Applicable Shares in connection with the Merger. The Tender and Support Agreements will terminate and have no further force or effect as of the earlier of (a) the termination of the Merger Agreement and (b) the Effective Time.

Confidentiality Agreement

The following is a summary of the material provisions of the Confidentiality Agreement, dated January 26, 2015 (the “Confidentiality Agreement”), between the Company and FUJIFILM Corporation, a subsidiary of Parent. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Confidentiality Agreement in its entirety for a more complete description of the provisions summarized below.

FUJIFILM Corporation and the Company entered into the Confidentiality Agreement in connection with the possible transaction between the parties. Pursuant to the Confidentiality Agreement, Parent is obligated, among other things and subject to certain exceptions to keep, and cause its representatives to keep, confidential information furnished to it and its representatives and to use such information solely for the purpose of evaluating a possible transaction between the parties.

FUJIFILM Corporation also agreed (which agreement also applies to Parent and FUJIFILM Corporation’s other affiliates) that, for a period of two (2) years from the date of the Confidentiality Agreement, unless the Company gives prior written consent, it will not, directly or indirectly, (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any material assets or businesses or any securities of the Company or any of its direct or indirect subsidiaries, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any of its direct or indirect subsidiaries; (c) initiate any shareholder proposal or the convening of a shareholders’ meeting of or involving the Company or any of its direct or indirect subsidiaries; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any of its direct or indirect subsidiaries; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (g) request that the Company (or its board of directors or the Company’s representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this paragraph, or refer to any desire or intention, but for this paragraph, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require Parent, its representatives, or the Company to make a public disclosure, with respect to any of the matters set forth in the Confidentiality Agreement. Notwithstanding anything in this paragraph to the contrary, Parent and its representatives may make requests (but only privately to the Company) for amendments, waivers, consents under or agreements not to enforce clause (a) or clause (b) and may make proposals or offers (but only privately to the Company) regarding the transactions contemplated by clause (a) or clause (b) at any time after the Company has entered into a definitive agreement for certain alternative transactions.

Under the Confidentiality Agreement, for a period of two (2) years from the date of the Confidentiality Agreement, Parent will not, without the Company’s prior written consent, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, (a) any officer or director of the Company or (b) any other person who is employed by the Company or any of its direct or indirect subsidiaries on the date of the Confidentiality Agreement or at any other time thereafter and prior to the termination of discussions between Parent and its representatives, on the one hand, and the Company, on the other hand, with respect to the possible transaction between the parties, and whose annual salary (at the time of any such solicitation) exceeds $100,000 (any such person, an “Other Employee”); provided, however, that the foregoing will not preclude (1) the hiring of Other Employees who apply for employment with Parent and its representatives on their own initiative without direct or indirect inducement or encouragement by Parent or its representatives; (2) the solicitation (or employment as a result of the solicitation) of Other Employees whose employment has been terminated; or (3) the solicitation (or employment as a result of the solicitation) of Other Employees through (i) public advertisements or general solicitations that are not specifically targeted at such person(s) or (ii) recruiting or search firms retained by Parent or its representatives, or internal search personnel who did not have access to the confidential information, using a database of candidates without targeting the Company or specific individuals, without direction or knowledge on Parent’s or its Representative’s behalf by any person who had access to Proprietary Information.

Promissory Note

The following is a summary of the material provisions of the Promissory Note, dated March 30, 2015, between the Company and Lender. This summary is qualified in its entirety by reference to the Promissory Note, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Promissory Note in its entirety for a more complete description of the provisions summarized below.

Company and Lender entered into the Promissory Note in connection with the Merger Agreement. Pursuant to the Promissory Note, Company promised to pay the principal amount of $12,100,000 or if less, the principal amount actually advanced by Lender to the Company on the date of the Promissory Note, on the earlier to occur of (i) the first annual anniversary of the date of execution and delivery of the Merger Agreement and (ii) the date of execution and delivery by the Company of an Acquisition Agreement (such earlier date, the “Maturity Date”). The unpaid principal amount of this promissory note (the “Note”) will bear interest at the rate of eight and one-half percent (8.50%) per annum beginning on the date of the Promissory Note and to but not including the Maturity Date. The interest rate on the Note will be increased to eleven and one-half percent (11.50%) per annum (the “Default Rate”) (i) so long as an Event of Default (as defined in the Promissory Note) occurs and is continuing and has not been cured or waived and (ii) on and after the Maturity Date. Accrued and unpaid interest on the Note will be payable on the Maturity Date; provided that so long as an Event of Default occurs and is continuing and has not been cured or waived, accrued and unpaid interest on the Note will be payable on demand (or, if applicable, immediately).

Under the Promissory Note, the Company has the right at any time and from time to time to prepay the Note in whole or in part without premium or penalty.

Until the outstanding principal balance of the Note and all accrued and unpaid interest are paid in full, the Company agreed that it will not permit to exist any indebtedness for borrowed money other than (i) the indebtedness evidenced by the Note and (ii) indebtedness for borrowed money in an aggregate principal amount of not more than $5,000,000, which such indebtedness will be subordinated to the payment and performance of the Note on terms and conditions reasonably satisfactory to Lender.

14. Conditions of the Offer.

Notwithstanding any other provision of the Offer, Purchaser is not required to, and Parent is not required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if any of the following conditions has occurred and is continuing as of the expiration of the Offer (as extended):

(i) The Minimum Tender Condition is not satisfied;

(ii) Any applicable waiting period (or any extensions thereof) under the HSR Act has not expired or been terminated;

(iii) A Governmental Entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any law permanently enjoining, restraining or prohibiting the Offer or the consummation of the Offer or the Merger, and such law has become final and non-appealable, if applicable, or there is pending any legal action or proceeding by any Governmental Entity (other than in connection with any applicable antitrust laws of jurisdictions other than Japan (each, a “Specified Foreign Law”) that seeks, directly or indirectly, to challenge, prohibit, enjoin or otherwise prevent the Offer or the Merger; provided, further, that this condition will not be available to Parent or Purchaser (A) if the failure of Parent or Purchaser to use its reasonable best efforts to consummate the transactions results in the failure of this condition to be satisfied or (B) in connection with or as a result of a Specified Foreign Law;

(iv) (A) The representation and warranty of the Company that from December 31, 2014 through the date of the Merger Agreement, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect is not true and correct in all respects; (B) any of the representations and warranties of the Company relating to the Company’s authority to enter into the Merger Agreement and consummate the transactions and relating to broker’s fees, without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, is not true and correct in all material respects; (C) any of the representations and warranties of the Company relating to the capitalization of the Company and the options and warrants, solely with respect to the number of Shares subject to outstanding options and warrants and their exercise price, and relating to any other obligations of the Company or any of its subsidiaries to issue, transfer or sell any shares of its capital stock or other equity interest, and any Indebtedness of the Company or its subsidiaries having the right to vote (or convertible into having the right to vote) on matters to which shareholders of the Company or its subsidiaries may vote, is not true and correct except for any failures that do not, individually or in the aggregate, cause the amount required to be paid by Parent in connection with the transactions to increase by more than $1,000,000; and (D) all other representations and warranties of the Company contained in the Merger Agreement, without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, are not true and correct except for any failure that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; in the case of each of clause (A), (B), (C) and (D), as of the date of the expiration of the Offer as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

(v) The Company has failed to perform or comply in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it;

(vi) Since the date of the Merger Agreement, a Company Material Adverse Effect has occurred and is continuing;

(vii) Parent has not received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (iv), (v) and (vi) of these conditions of the Offer; or

(viii) The Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions (other than the Minimum Tender Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters.

General. Except as set forth in this Section 15—“Certain Legal Matters,” based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares in the Offer (and the indirect acquisition of the stock of the Company’s subsidiaries) or of any approval or other action by a domestic or foreign Governmental Authority that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company’s subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, we presently intend to seek such approval or take such other action, except as described below. Except as otherwise described in this Offer to Purchase, although Purchaser does presently intend to seek such approval or take such other action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s, Parent’s or Purchaser’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the “Introduction” to this Offer to Purchase and Section 14—“Conditions of the Offer.”

State Takeover Statutes. The Company is incorporated under the laws of the State of Wisconsin. A number of takeover provisions of the WBCL apply only to “resident domestic corporations.” A resident domestic corporation is defined as a Wisconsin corporation that as of a relevant date satisfies any of the following four tests:

•	its principal offices are located in the State of Wisconsin;

•	it has significant business operations located in the State of Wisconsin;

•	more than ten percent (10%) of the holders of record of its shares are residents of the State of Wisconsin; or

•	more than ten percent (10%) of its shares are held of record by residents of the State of Wisconsin.

The Company has advised us that the Company may satisfy the requirements to be a “resident domestic corporation.” As a result, the provisions of the WBCL described below may apply to the Offer and the Merger.

In general, Section 180.1131 of the WBCL provides that a business combination involving a resident domestic corporation and a significant shareholder is subject to a supermajority vote of shareholders, in addition to any approval otherwise required, unless the fair price standard described below is met. Section 180.1130 of the WBCL defines a “business combination” to include a merger (except for certain mergers, including a “short-form” merger pursuant to Section 180.1104 of the WBCL) by the resident domestic corporation with a significant shareholder of the corporation. Business combinations subject to Section 180.1131 of the WBCL must be approved by eighty percent (80%) of the voting power of the corporation’s stock and at least two-thirds of the voting power of the corporation’s stock not beneficially owned by the significant shareholder who is party to the business combination or an affiliate or associate of a significant shareholder who is a party to the business combination, in each case, voting together as a single group. Section 180.1132 of the WBCL provides in relevant part that the supermajority voting provisions do not apply if the following fair price standard has been met: the aggregate value of the per share consideration to be received by shareholders in the business combination is at least equal to the highest of (i) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination, whichever is higher; or (ii) the market value of the corporation’s shares on the date of commencement of any tender offer initiated by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher.

We expect that Section 180.1131 of the WBCL will not apply to the Merger because the definition of a business combination subject to the statute excludes a “short-form” merger pursuant to Section 180.1104 of the WBCL and, as discussed in Section 13—“The Merger Agreement; Other Agreements,” the Company granted Purchaser an irrevocable Top-Up Option to purchase from the Company up to that number of Shares that, when added to the number of Shares owned by us at the time of exercise of the Top-Up Option, will constitute more than ninety percent (90%) of the Adjusted Outstanding Share Number. Based upon information provided by the Company, as of the close of business on March 27, 2015, there were 81,385,235 Shares available that may be issued pursuant to the Top-Up Option, which would be sufficient to allow us to increase our ownership after the completion of the Offer from a majority of the outstanding Shares (determined on a fully diluted basis) to more than ninety percent (90%) of the Adjusted Outstanding Share Number if at least 54.5% of the outstanding Shares are tendered and accepted by us pursuant to the Offer. At the Acceptance Time, if necessary for us to own at least ninety percent (90%) of the Adjusted Outstanding Share Number, we will exercise the Top-Up Option to achieve the threshold to complete a “short-form” merger under Section 180.1104 of the WBCL, without the necessity of holding a meeting of the Company’s shareholders to approve the Merger.

In general, Section 180.1141 of the WBCL prevents a resident domestic corporation from engaging in a business combination with an interested shareholder of the resident domestic corporation for three years after the interested shareholder’s stock acquisition date unless the board of directors of the resident domestic corporation has approved, before the interested shareholder’s stock acquisition date, that business combination or the purchase of stock made by the interested shareholder on that stock acquisition date. The Company board approved the Merger Agreement and the transactions contemplated thereby, as well as the Tender and Support Agreements, and, therefore, Section 180.1141 of the WBCL does not apply to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

Under Section 180.1150 of the WBCL, unless the articles of incorporation otherwise provide, or the board of directors of the corporation otherwise specifies, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of a resident domestic corporation held by any person or persons acting as a group in excess of twenty percent (20%) of the voting power in the election of directors is limited to ten percent (10%) of the full voting power of those shares. The Company has represented to us in the Merger Agreement that the Company board has specified that at and following the Acceptance Time the provisions of Section 180.1150 of the WBCL will not apply to any of the outstanding Shares, including any Shares held by us or any of our affiliates.

Chapter 552 of the Wisconsin Statutes (the “Wisconsin Corporate Take-Over Law”) regulates a broad range of “take-over offers,” making it unlawful to make a take-over offer involving a “target company” in Wisconsin or to acquire any equity securities of such “target company” pursuant to such take-over offer unless a registration statement has been filed with the Wisconsin Division of Securities 10 days prior to the commencement of the take-over offer, or such take-over offer is exempted. A “target company,” as defined in the Wisconsin Corporate Take-Over Law, means a corporation (a) which is organized under the laws of Wisconsin or which has its principal office in Wisconsin, (b) that has substantial assets located in Wisconsin, (c) whose equity securities are registered under Section 12 of the Exchange Act and (d) which either has (i) at least 100 record holders who are residents of Wisconsin or (ii) at least five percent (5%) of the corporation’s securities held by residents of Wisconsin. Notwithstanding such definition of a “target company,” the registration statement requirement applies only to a target company if such company meets the requirements of any one of the following: (a) the “target company” does not have any of its securities registered under Section 12 of the Exchange Act, (b) the “target company” has at least 51% of its securities held of record by residents of Wisconsin or (c) the “target company” (i) has at least 33% of its securities held of record by residents of Wisconsin and (ii) has its principal office in Wisconsin and its business or operations have a substantial economic effect in Wisconsin. The Company has advised Parent and Purchaser that it may fall under the definition of “target company” and that the Wisconsin Corporate Take-Over Law may apply to the Offer and the Merger. However, the registration statement requirement is not applicable to the Company as the Company has represented to Parent and Purchaser in the Merger Agreement that less than 33% of the outstanding Shares are held of record by residents of Wisconsin. Accordingly, a registration statement was not filed with the Wisconsin Division of Securities 10 days prior to commencement of the Offer.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Wisconsin takeover statutes described above. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a Governmental Authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or pay for Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (“Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the HSR Act requirements, each of Parent and the Company will file a Notification and Report Form for Certain Mergers and Acquisitions with respect to the Offer with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer is expected to expire at 11:59 p.m., New York City time, on the date that is fifteen (15) days following our HSR Act filing. As permitted under the HSR Act, Parent expects to request early termination of the initial waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

Further, before this initial waiting period has expired, the Antitrust Division or the FTC may extend the waiting period by requesting additional information and documentary material relevant to the Offer from Parent, as well as from the Company. If such a request is made to Parent, the waiting period will be extended until 11:59 p.m., New York City time, ten (10) days after Parent’s (but not also the Company’s) substantial compliance with such request. Thereafter, such waiting period can be extended only by court order. In practice, complying with a request for additional information and documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with the proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the Offer while such negotiations continue.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See the “Introduction” to this Offer to Purchase and Section 14—“Conditions of the Offer.” Subject to certain circumstances described in Section 4—“Withdrawal Rights,” any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a formal request by the Antitrust Division or the FTC for additional information and documentary material pursuant to the HSR Act, the Offer will be extended in accordance with the terms of the Merger Agreement.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC may take such action under the antitrust laws as it deems necessary or desirable in the public interest to preserve competition, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking divestiture of the Shares so acquired or divestiture of certain of Parent’s or the Company’s assets. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period may have expired or been terminated, private parties and individual states may also bring legal actions under the antitrust laws to enjoin consummation of the Offer. We do not believe that consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a governmental or private challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section  14—“Conditions of the Offer” for certain conditions to the Offer.

16. Fees and Expenses.

Goldman, Sachs & Co. has acted as financial advisor to Parent in connection with this transaction. Parent has agreed to pay Goldman, Sachs & Co. customary fees for such services and also has agreed to reimburse Goldman, Sachs & Co. for costs and expenses deemed by Parent to be reasonably necessary for the services provided by Goldman, Sachs & Co., and to indemnify Goldman, Sachs & Co. and related persons against liabilities relating to or arising out of its engagement. In the ordinary course of business, Goldman, Sachs & Co. and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Parent and the Company and, accordingly, may at any time hold long or short positions in such securities.

Purchaser has retained American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services.

Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services.

We will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Legal Proceedings.

On April 1, 2015, a putative class action lawsuit (captioned Kahl v. Cellular Dynamics International, Inc., et al., Case No.: 15CV0856) on behalf of shareholders of the Company was filed in the Circuit Court of Dane County, Wisconsin, Civil Division, against the Company, the Company’s directors, Parent and Purchaser in connection with the Offer. The lawsuit alleges that the Company’s directors breached their fiduciary duties to the Company’s shareholders by, among other things, allegedly failing to undertake an adequate sales process or to “fully inform themselves” of the market value of the Company before entering into the Merger Agreement; allegedly failing to maximize shareholder value and agreeing to a sales price that allegedly undervalues the Company; implementing allegedly preclusive or coercive deal protection devices; allegedly failing to act in the best interests of the Company’s shareholders; and allegedly failing to act with good faith, due care and loyalty. The lawsuit also alleges that the Company, Parent and Purchaser aided and abetted those alleged breaches of fiduciary duties by the Company’s directors. The lawsuit seeks, among other things, declaration of the action as a proper class action; equitable relief that would enjoin the consummation of the Offer and the subsequent Merger; rescinding, to the extent already implemented, the Merger Agreement and the terms thereof; and fees and costs associated with the litigation, and other relief.

18. Miscellaneous.

We are making the Offer to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with the exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with the exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner described in Section 8—“Certain Information Concerning the Company” and Section 9—“Certain Information Concerning Purchaser, FUJIFILM Holdings America Corporation, FUJIFILM Corporation and Parent.”

BADGER ACQUISITION CORPORATION

Dated: April 3, 2015

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

1. Directors and Executive Officers of Parent

The following table sets forth the name, current business address, country of citizenship and current principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Shigetaka Komori Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Chairman, Representative Director and Chief Executive Officer of FUJIFILM Holdings Corporation since 2003.

Joined Fuji Photo Film Co., Ltd. in 1963 and was appointed a director in 1995. Took up the position of Director and Managing Director of Fuji Photo Film (Europe) GmbH in 1996 and was later elevated to President & Representative Director of Fuji Photo Film Co., Ltd. in 2000.

Shigehiro Nakajima Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Representative Director of FUJIFILM Corporation since 2011 and President and COO since 2012.

Joined Fuji Photo Film Co., Ltd. in 1973 and was appointed Corporate Vice President & President of Fuji Photo Film B.V. in 2005. Took up the position of Director, Senior Vice President & General Manager of the Emerging Countries Business Development Office of FUJIFILM Corporation and a director of FUJIFILM Holdings Corporation in 2010 and later became Representative Director, Executive Vice President & General Manager of Corporate Planning Headquarters of FUJIFILM Corporation in 2011.

Kouichi Tamai Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJFIILM Holdings Corporation.

Joined Fuji Photo Film Co., Ltd. in 2003 and was appointed Fellow in 2005. Took up the position of Corporate Vice President & Deputy General Manager of the Corporate Planning Headquarters in 2006, and later became Director, Corporate Vice President & General Manager of the Production Engineering & Development Center in 2008 and Senior Vice President & General Manager of the Medical System Products Division of FUJIFILM Corporation in 2011.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Yuzo Toda Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2009.

Joined Fuji Photo Film Co., Ltd. in 1973 and was appointed Corporate Vice President & General Manager of the Life Science Research Laboratories in 2004. Took up the position of Director, Corporate Vice President & General Manager of the Life Science Products Division in 2006 and later became Director, Senior Vice President & General Manager of Pharmaceutical Products Division of FUJIFILM Corporation in 2010.

Toru Takahashi Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2010.

Joined Fuji Photo Film Co., Ltd. in 1975 and was appointed Corporate Vice President & General Manager of the Recording Media Products Division of FUJIFILM Corporation in 2007. Took up the position of Director, Corporate Vice President & General Manager of the Corporate Planning Headquarters in 2008 and later became Director, Senior Vice President & Deputy General Manager of the Corporate Planning Headquarters & Overseas Business Strategy Office of FUJIFILM Corporation in 2011.

Takatoshi Ishikawa Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2014.

Joined Fuji Photo Film Co., Ltd. in 1978 and was appointed Corporate Vice President & General Manager of the Electronic Materials Business Division of FUJIFILM Corporation in 2011. Took up the position of Director, Corporate Vice President & General Manager of the Pharmaceutical Products Division in 2012 and later became Director, Senior Vice President & General Manager of the Pharmaceutical Products Division of FUJIFILM Corporation in 2014.

Kenji Sukeno Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJIFILM Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed CFO of FUJIFILM Holdings America Corporation in 2008. Took up the position of Deputy

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

General Manager of Optical Device Business Division of FUJIFILM Corporation in 2010, and later became General Manager of the Business Strategy Division, Subsidiary Management and M&A Division of Corporate Planning Headquarters of FUJIFILM Corporation in 2011.

Kazuhiko Furuya Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJFIILM Holdings Corporation since 2013 and 2008, respectively.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed Corporate Vice President of FUJIFILM Corporation in 2007. Took up the position of Director, FUJIFILM Corporation and Deputy General Manager, Corporate R&D Division in charge of Intellectual Property Strategy and Technical Information in 2013, and later became Corporate Vice President, Director and General Manager of the Intellectual Property Strategy Division in 2014.

Masahiro Asami Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJFIILM Holdings Corporation since 2013 and 2008, respectively.

Joined Fuji Photo Film Co., Ltd. in 1980 and was appointed Corporate Vice President of FUJIFILM Corporation in 2008. Took up the position of Director, Corporate Vice President, FUJIFILM Holdings Corporation and General Manager, Corporate R&D Division in 2013.

Tadahito Yamamoto Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2007.

Joined Fuji Xerox Co., Ltd. in 1968. Assumed the position of director in 1994. Later appointed Senior Vice President & Director in 1996, heading up development. Named as Executive Vice President & Representative Director in 2002, and was elevated to

President & Representative Director in 2007. Has been serving as a director of FUJIFILM Holdings Corporation since 2007.

Teisuke Kitayama Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Outside Director of FUJIFILM Holdings Corporation since 2006.

Joined the Mitsui Bank, Ltd. in 1969, and was appointed President & Representative Director of Sumitomo Mitsui Financial Group, Inc. and Chairman of the Board & Representative Director of

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Sumitomo Mitsui Banking Corporation in 2005. Currently serving as Chairman of the Board of Sumitomo Mitsui Banking Corporation.

Hiroshi Inoue Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Outside Director of FUJIFILM Holdings Corporation.

Appointed President and Representative Director of Tokyo Broadcasting System, Incorporated (current Tokyo Broadcasting System Holdings, Inc.) in 2002, and took up position of Chairman and Representative Director in 2009. Concurrently the President of the Japan Commercial Broadcasters Association and Outside Director of Mainichi Broadcasting System, Inc. and Tokyo Electron Limited.

Hiroshi Tanaka Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Holdings Corporation since 2012.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed Corporate Vice President of FUJIFILM Corporation and Deputy General Manager, Corporate Planning Division of Fujifilm Techno Products Co., Ltd. in 2011. Took up the position of Senior Deputy General Manager of Medical Systems Business Division, Representative Director, President and COO of FUJIFILM Techno Products Co., Ltd. in 2012 and later became Senior Deputy General Manager of Optical Device & Electronic Imaging Products Division of FUJIFILM Corporation in 2014.

Haruhiko Yoshida Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Holdings Corporation since 2009.

Joined Fuji Xerox Co., Ltd. in 1970. Assumed the position of director in 1996. Later appointed Senior Vice President in 2002. Named Representative Director and Executive Vice President in 2007.

Ryutaro Hosoda Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2009.

Joined Fuji Photo Film Co., Ltd. in 1977. Appointed Corporate Vice President of FUJIFILM Corporation, President of FUJIFILM Holdings America Corporation and President of FUJIFILM U.S.A., Inc. in 2009 and later also became Corporate Vice President of FUJIFILM Holdings Corporation in 2012.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Toru Yamada Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Holdings Corporation since 2012.

Joined Fuji Photo Film Co., Ltd. in 1978 and was appointed Senior Vice President of Fuji Xerox Co., Ltd. in charge of personnel, labor in 2010. Took up the position of Corporate Vice President, FUJIFILM Corporation and Senior Vice President, Fuji Xerox Co., Ltd. in charge of personnel, labor and education in 2012.

Masaru Yoshizawa Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Holdings Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1980 and was appointed General Manager, Personnel Division of FUIJIFILM Corporation and General Manager, Personnel Group, Personnel Division of FUJIFILM Holdings Corporation in 2012. Named Corporate Vice President of FUJIFILM Corporation and FUJIFILM Holdings Corporation in 2013 and appointed Corporate Vice President and Deputy General Manager, Corporate Planning Headquarters, in charge of CSR in 2014.

Shigenobu Inenaga Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Holdings Corporation since 2014.

Joined Fuji Photo Film Co., Ltd. in 1981 and was appointed Group Manager, Accounting and Finance Group, Corporate Planning Division of Fuji Film Holdings Co., Ltd. and General Manager, Accounting and Finance Division of Fujifilm Co., Ltd. in 2012. Later became General Manager, Corporate Planning Division and Corporate Vice President, Fuji Film Holdings Co. Ltd. and Deputy General Manager, Corporate Planning Headquarters and Corporate Vice President of Fujifilm Co., Ltd. in 2014.

2. Directors and Executive Officers of FUJIFILM Corporation

The following table sets forth the name, current business address, country of citizenship and current principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of FUJIFILM Corporation.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Shigetaka Komori Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Chairman, Representative Director & Chief Executive Officer of FUJIFILM Corporation.

Joined Fuji Photo Film Co., Ltd. in 1963 and was appointed a director in 1995. Took up the position of Director and Managing Director of Fuji Photo Film (Europe) GmbH in 1996 and was later elevated to President & Representative Director of Fuji Photo Film Co., Ltd. in 2000.

Shigehiro Nakajima Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Representative Director of FUJIFILM Corporation since 2011 and President and COO since 2012.

Joined Fuji Photo Film Co., Ltd. in 1973 and was appointed Corporate Vice President & President of Fuji Photo Film B.V. in 2005. Took up the position of Director, Senior Vice President & General Manager of the Emerging Countries Business Development Office of FUJIFILM Corporation and a director of FUJIFILM Holdings Corporation in 2010 and later became Representative Director, Executive Vice President & General Manager of Corporate Planning Headquarters of FUJIFILM Corporation in 2011.

Kouichi Tamai Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Executive Vice President of FUJIFILM Corporation.

Joined Fuji Photo Film Co., Ltd. in 2003 and was appointed Fellow in 2005. Took up the position of Corporate Vice President & Deputy General Manager of the Corporate Planning Headquarters in 2006, and later became Director, Corporate Vice President & General Manager of the Production Engineering & Development Center in 2008 and Senior Vice President & General Manager of the Medical System Products Division of FUJIFILM Corporation in 2011.

Yuzo Toda Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Senior Vice President of FUJIFILM Corporation since 2010 and 2009, respectively.

Joined Fuji Photo Film Co., Ltd. in 1973 and was appointed Corporate Vice President & General Manager of the Life Science Research Laboratories in 2004. Took up the position of Director, Corporate

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Vice President & General Manager of the Life Science Products Division in 2006 and later became Director, Senior Vice President & General Manager of Pharmaceutical Products Division of FUJIFILM Corporation in 2010.

Toru Takahashi Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Senior Vice President of FUJIFILM Corporation since 2008.

Joined Fuji Photo Film Co., Ltd. in 1975 and was appointed Corporate Vice President & General Manager of the Recording Media Products Division of FUJIFILM Corporation in 2007. Took up the position of Director, Corporate Vice President & General Manager of the Corporate Planning Headquarters in 2008 and later became Director, Senior Vice President & Deputy General Manager of the Corporate Planning Headquarters & Overseas Business Strategy Office of FUJIFILM Corporation in 2011. Appointed President and COO of FUJIFILM Europe GmbH and FUJIFILM Europe B.V. in 2012.

Takatoshi Ishikawa Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Senior Vice President of FUJIFILM Corporation since 2014.

Joined Fuji Photo Film Co., Ltd. in 1978 and was appointed Corporate Vice President & General Manager of the Electronic Materials Business Division of FUJIFILM Corporation in 2011. Took up the position of Director, Corporate Vice President & General Manager of the Pharmaceutical Products Division in 2012 and later became Director, Senior Vice President & General Manager of the Pharmaceutical Products Division of FUJIFILM Corporation in 2014.

Keiji Mihayashi Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJIFILM Corporation since 2011.

Joined Fuji Photo Film Co., Ltd. in 1978 and was appointed Director of FUJIFILM Holdings Corporation and Corporate Vice President and Director of FUJIFILM Corporation in 2011. Named President and COO of FUJIFILM Electronic Materials Co., Ltd. in 2011.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Katsumi Makino Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJIFILM Corporation since 2012 and 2007, respectively.

Joined Fuji Photo Film Co., Ltd. in 1979 and was appointed Director of FUJIFILM Holdings Co., Ltd. in 2012. Took up the position of General Manager of Flat Panel Display Materials Division in 2012 and later became Deputy General Manager of Highly Functional Materials Business Development Headquarters of FUJIFILM Corporation in 2013.

Kenji Sukeno Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJIFILM Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed CFO of FUJIFILM Holdings America Corporation in 2008. Took up the position of Deputy General Manager of Optical Device Business Division of FUJIFILM Corporation in 2010, and later became General Manager of the Business Strategy Division, Subsidiary Management and M&A Division of Corporate Planning Headquarters of FUJIFILM Corporation in 2011.

Kazuhiko Furuya Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJFIILM Holdings Corporation since 2013 and 2008, respectively.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed Corporate Vice President of FUJIFILM Corporation in 2007. Took up the position of Director, FUJIFILM Corporation and Deputy General Manager, Corporate R&D Division in charge of Intellectual Property Strategy and Technical Information in 2013, and later became Corporate Vice President, Director and General Manager of the Intellectual Property Strategy Division in 2014.

Masahiro Asami Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJFIILM Holdings Corporation since 2013 and 2008, respectively.

Joined Fuji Photo Film Co., Ltd. in 1980 and was appointed Corporate Vice President of FUJIFILM Corporation in 2008. Took up the position of Director, Corporate Vice President, FUJIFILM Holdings Corporation and General Manager, Corporate R&D Division in 2013.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Hiroshi Tanaka Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Holdings Corporation since 2012.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed Corporate Vice President of FUJIFILM Corporation and Deputy General Manager, Corporate Planning Division of Fujifilm Techno Products Co., Ltd. in 2011. Took up the position of Senior Deputy General Manager of Medical Systems Business Division, Representative Director, President and COO of FUJIFILM Techno Products Co., Ltd. in 2012 and later became Senior Deputy General Manager of Optical Device & Electronic Imaging Products Division of FUJIFILM Corporation in 2014.

Norio Shibata Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and Corporate Vice President of FUJIFILM Corporation since 2014 and 2012 respectively.

Joined Fuji Photo Film Co., Ltd. in 1980 and was appointed President and Chief Operating Officer of FUJIFILM Recording Media U.S.A., Inc. in 2009. Named Corporate Vice President and General Manager of Recording Media Products Division of FUJIFILM Corporation in 2012. Appointed Director & Corporate Vice President of FUJIFILM in 2014.

Toshiro Hayakawa Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2007.

Joined Fuji Photo Film Corporation in 1993, and was appointed Corporate Vice President & General Manager, Equipment System Development Center, Research & Development Management Headquarters in charge of Fujifilm Techno Products Co., Ltd. in 2007. Took up the position of Corporate Vice President and President and COO, FS Devices Co., Ltd. in 2011.

Hiroyuki Sakai Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2008.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed Corporate Vice President of FUJIFILM Corporation and FUJIFILM Holdings Corporation in 2008. Took up position of Deputy General Manager, Healthcare Business Development Division and General Manager, Life Science Products Division in 2010.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Ryutaro Hosoda Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2009.

Joined Fuji Photo Film Co., Ltd. in 1977. Appointed Corporate Vice President of FUJIFILM Corporation, President of FUJIFILM Holdings America Corporation and President of FUJIFILM U.S.A., Inc. in 2009 and later also became Corporate Vice President of FUJIFILM Holdings Corporation in 2012.

Morihiro Atsumi Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2010.

Joined Fuji Photo Film Co., Ltd. in 1977. Appointed Corporate Vice President and General Manager of Graphic Systems Business Division and Advanced Marking Business Division of FUJIFILM Corporation in 2010.

Yasuhiro Yoshioka Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1980. Appointed Senior Manager of Pharmaceutical and Healthcare Research Laboratories, Research & Development Management Headquarters in 2010. After taking up position of Fellow at FUJIFILM Corporation in 2011, named Corporate Vice President and General Manager, Regenerative Medicine Research Laboratories, Research & Development Management Headquarters of FUJIFILM Corporation in 2013.

Tomoyoshi Ueno Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1977. Appointed Senior Executive Vice President of FUJIFILM Manufacturing U.S.A., Inc. in 2012. Took up position of President and COO of FUJIFILM Manufacturing U.S.A., Inc. in 2012, and later named Corporate Vice President of FUJIFILM Corporation in 2013.

Masahiro Ota Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1980 and was appointed President of Graphic System Division of FUJIFILM North America Corporation in 2010. Took up the position of Deputy General Manager of

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Fuji Photo Film (China) Investment Co., Ltd. in 2012 and later became Corporate Vice President of Fuji Photo Film (China) Investment Co., Ltd. in 2014.

Go Miyazaki Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1981 and was appointed President and COO of FUJIFILM North America Corporation in 2012. Named Corporate Vice President of FUJIFILM Corporation in 2013 and later became Chairman & CEO of FUJIFILM do Brasil Ltda.

Masaru Yoshizawa Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1980 and was appointed General Manager, Personnel Division of FUJIFILM Corporation in 2011. Named General Manager, Personnel Division in 2012 and later became Corporate Vice President in 2013.

Takashi Iwasaki Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2014.

Joined Fuji Photo Film Co., Ltd. in 1981. Named President and CEO of FUJIFILM Electronic Materials U.S.A., Inc. in 2009, and Corporate Vice President and General Manager, Highly Functional Materials Business Development Headquarters and Industrial Products Division of FUJIFILM Corporation in 2014.

Atsushi Adachi Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2014.

Joined Fuji Photo Film Co., Ltd. in 1980. Named General Manager of Flat Panel Display Materials Production Division in 2012. Appointed Corporate Vice President, General Manager of Flat Panel Display Materials Production Division and Deputy General Manager of Highly Functional Materials Business Development Headquarters of FUJIFILM Corporation in 2014.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Shigenobu Inenaga Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2014.

Joined Fuji Photo Film Co., Ltd. in 1981. Appointed General Manager, Accounting and Finance Division of Fujifilm Co., Ltd. in 2012. Named Corporate Vice President and Deputy General Manager, Corporate Planning Headquarters in 2014.

Teiichi Goto Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Corporate Vice President of FUJIFILM Corporation since 2014.

Joined Fuji Photo Film Co., Ltd. in 1983. Took up the position of General Manager of Medical System Business Division in 2013. Appointed Corporate Vice President and General Manager of Modality Solution Division of FUJIFILM Corporation in 2014.

3. Directors and Executive Officers of FUJIFILM Holdings America Corporation

The following table sets forth the name, current business address, country of citizenship and current principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of FUJIFILM Holdings America Corporation.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Shigehiro Nakajima Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings America Corporation.

Joined Fuji Photo Film Co., Ltd. in 1973 and was appointed Corporate Vice President & President of Fuji Photo Film B.V. in 2005. Took up the position of Director, Senior Vice President & General Manager of the Emerging Countries Business Development Office of FUJIFILM Corporation and a director of FUJIFILM Holdings Corporation in 2010 and later became Representative Director, Executive Vice President & General Manager of Corporate Planning Headquarters of FUJIFILM Corporation in 2011.

Kenji Sukeno Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings America Corporation.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed CFO of FUJIFILM Holdings America Corporation in 2008. Took up the position of Deputy General Manager of Optical Device Business Division of FUJIFILM Corporation in 2010, and later

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
became General Manager of the Business Strategy Division, Subsidiary Management and M&A Division of Corporate Planning Headquarters of FUJIFILM Corporation in 2011.

Go Miyazaki Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings America Corporation.

Joined Fuji Photo Film Co., Ltd. in 1981 and was appointed President and COO of FUJIFILM North America Corporation in 2012. Named Corporate Vice President of FUJIFILM Corporation in 2013 and later became Chairman & CEO of FUJIFILM do Brasil Ltda.

Shigeru Sano Japan 200 Summit Lake Drive, Valhalla, NY 10595-1356

President and Director of FUJILM Holdings America Corporation since 2013.

Joined Fuji Photo Film Co., Ltd. in 1980 and was appointed General Manager of Legal Division of FUJIFILM Corporation in 2007. Took up the position of Vice President of Corporate Affairs in 2010 and Senior Vice President and Chief Administrative Officer in 2012 of FUJIFILM Holdings America Corporation.

Suguru Enomoto Japan 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 2014.

Joined Fuji Photo Film Co., Ltd. in 1990 and was appointed Regional Financial Manager of FUJIFILM (Singapore) PTE, Ltd. in 2005. Took up the position of Vice President Finance and Corporate Affairs of FUJIFILM Holdings America Corporation in 2013.

Judy Melillo U.S.A. 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 2013.

Joined FUJIFILM Holdings America Corporation as Senior Staff Counsel in November 2005. Appointed Associate General Counsel in 2009 and Vice President, General Counsel and Secretary of FUJIFILM Holdings America Corporation in 2013.

Ryo Iguchi Japan 200 Summit Lake Drive, Valhalla, NY 10595-1356

Chief Administrative Officer of FUJIFILM Holdings America Corporation since 2014.

Appointed Senior Manager, M&A and Subsidiary Management, Corporate Planning Division in 2007 and later took up the position of Senior Manager, Accounting & Finance Group, Corporate Planning

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Division of FUJIFILM Holdings Corporation in 2012. Named Chief Administrative Officer of FUJIFILM Holdings America Corporation in 2014.

Mike Prutting U.S.A. 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 2009.

Joined FUJIFILM Holdings America Corporation as Vice President, Human Resources in 2009. Appointed Vice President, Human Resources and IT in 2014.

William D. Meacham U.S.A. 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 1999.

Appointed Vice President of Finance and Administration in 2010 and later became Vice President of Operations and Corporate Alignment in 2013 of FUJIFILM Holdings America Corporation.

David H. Gullett III U.S.A. 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 1985.

Appointed Vice President, Logistics & Facilities Operations of FUJIFILM Holdings America Corporation in 1985 and has held the position since.

Richard Dolce U.S.A. 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 2014.

Self-employed as principal consultant in 2011. Took up the position of Head of Technology Assurance of Reed Elsevier in 2012, Vice President of McGraw Hill in 2013 and later became self-employed as principal consultant in 2014. Later in 2014, named Vice President, Information Technology of FUJIFILM Holdings America Corporation in 2014.

Jeffrey Martin Ash U.S.A. 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 2010.

Appointed Vice President, Operations of FUJIFILM Holdings America Corporation in 2004. Took up the position of Vice President of Procurement at FUJIFILM Holdings America Corporation in 2010.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Joan C. Rutherford U.S.A. 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 2010.

Joined FUJIFILM Holdings America Corporation as Advertising Manager in 1989. Appointed Vice President of Corporate Communications of FUJIFILM Holdings America Corporation in 2010.

John Tafuri U.S.A. 200 Summit Lake Drive, Valhalla, NY 10595-1356

Vice President of FUJIFILM Holdings America Corporation since 1997.

Appointed Vice President of Finance in 1997 and became Vice President of Finance and Investor Relations of FUJIFILM Holdings America Corporation in 2014.

4. Director and Executive Officer of Purchaser

The following table sets forth the name, current business address, country of citizenship and current principal occupation or employment, and material occupations, positions, offices or employments for the past five years of the director and executive officer of Purchaser.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Yuzo Toda Japan 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Director and President of Badger Acquisition Corporation since 2015.

Joined Fuji Photo Film Co., Ltd. in 1973 and was appointed Corporate Vice President & General Manager of the Life Science Research Laboratories in 2004. Took up the position of Director, Corporate Vice President & General Manager of the Life Science Products Division in 2006 and later became Director, Senior Vice President & General Manager of Pharmaceutical Products Division of FUJIFILM Corporation in 2010.

5. Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

By Mail to:

American Stock Transfer & Trust Company, LLC

Operations Center

Attention: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

By Overnight Courier to:

American Stock Transfer & Trust Company, LLC

Operations Center

Attention: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

By Facsimile Transmission (for Eligible Institutions Only): (718) 234-5001

Confirm by Telephone: (877) 248-6417

Questions and requests for assistance may be directed to our Information Agent at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Banks and Brokers Call: (212) 750-5833

All Others Please Call Toll-Free: (888) 750-5834